Exhibit 10(a)

CREDIT AGREEMENT
Dated as of March 12, 2015
by and among
BRINKER INTERNATIONAL, INC.,
as Borrower,
BRINKER RESTAURANT CORPORATION,
as Guarantor,
The Banks Party Hereto
and
BANK OF AMERICA, N.A.,
as Administrative Agent
______________________________________________
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC,
REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers
and Bookrunners

JPMORGAN CHASE BANK, N.A., REGIONS BANK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents

COMPASS BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Documentation Agents

TABLE OF CONTENTS
Page

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS 1

Section 1.01.	Certain Defined Terms 1

Section 1.02.	Computation of Time Periods 18

Section 1.03.	Accounting Terms 18

Section 1.04.	Miscellaneous 18

Section 1.05.	Other Interpretive Provisions 18

ARTICLE II.	AMOUNTS AND TERMS OF THE ADVANCES 19

Section 2.01.	The Advances 19

Section 2.02.	Requests for Advances 19

Section 2.03.	Borrowings; Advances; Termination of Eurodollar
Rate Advances    20

Section 2.04.	Conversions and Continuations of Borrowings 22

Section 2.05.	Optional Termination and Reduction of the Commitments 24

Section 2.06.	Repayment and Prepayment of Advances; Notes 24

Section 2.07.	Interest on Advances 25

Section 2.08.	Interest Rate Determination 26

Section 2.09.	Fees 26

Section 2.10.	Payments; Computations; Interest on Overdue Amounts 26

Section 2.11.	Consequential Losses on Eurodollar Rate Advances 27

Section 2.12.	Increased Costs 28

Section 2.13.	Replacement of Banks 28

Section 2.14.	Illegality and Unavailability 29

Section 2.15.	Taxes 30

Section 2.16.	Payments Pro Rata 32

Section 2.17.	Increase in Commitments 33

Section 2.18.	Defaulting Banks 34

ARTICLE III.	CONDITIONS 35

Section 3.01.	Conditions Precedent to Effectiveness 35

Section 3.02.	Conditions Precedent to Each Borrowing 36

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Section 3.03.	Administrative Agent 37

ARTICLE IV.	GUARANTY 37

Section 4.01.	Guaranty 37

Section 4.02.	Payment 38

Section 4.03.	Waiver 38

Section 4.04.	Acknowledgments and Representations 38

Section 4.05.	Subordination 38

Section 4.06.	Guaranty Absolute 39

Section 4.07.	No Waiver; Remedies 39

Section 4.08.	Continuing Guaranty 39

Section 4.09.	Limitation 39

Section 4.10.	Effect of Bankruptcy 40

ARTICLE V.	REPRESENTATIONS AND WARRANTIES 40

Section 5.01.	Corporate Existence 40

Section 5.02.	Corporate Power 40

Section 5.03.	Enforceable Obligations 40

Section 5.04.	Financial Statements 41

Section 5.05.	Litigation 41

Section 5.06.	Margin Stock; Use of Proceeds 41

Section 5.07.	Investment Company Act 41

Section 5.08.	ERISA 42

Section 5.09.	Taxes 42

Section 5.10.	Environmental Condition 42

Section 5.11.	Ownership of Guarantor 42

Section 5.12.	Solvency 42

Section 5.13.	Disclosure 42

Section 5.14.	Anti-Corruption Laws and Sanctions 43

ARTICLE VI.	AFFIRMATIVE COVENANTS 43

Section 6.01.	Compliance with Laws, Etc 43

Section 6.02.	Reporting Requirements 43

Section 6.03.	Use of Proceeds 45

Section 6.04.	Maintenance of Insurance 45

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Section 6.05.	Preservation of Corporate Existence, Etc 46

Section 6.06.	Payment of Taxes, Etc 46

Section 6.07.	Visitation Rights 46

Section 6.08.	Compliance with ERISA and the Code 46

ARTICLE VII.	NEGATIVE COVENANTS 46

Section 7.01.	Financial Covenants 47

Section 7.02.	Negative Pledge 47

Section 7.03.	Merger and Sale of Assets 47

Section 7.04.	Agreements to Restrict Dividends and Certain Transfers 48

Section 7.05.	Transactions with Affiliates 48

Section 7.06.	Change of Business 48

Section 7.07.	Limitation on Advances and Investments 48

Section 7.08.	Accounting Practices 49

Section 7.09.	Debt 49

ARTICLE VIII.	DEFAULTS 49

Section 8.01.	Defaults 49

ARTICLE IX.	THE ADMINISTRATIVE AGENT 51

Section 9.01.	Authorization and Action 51

Section 9.02.	Administrative Agent’s Reliance, Etc 52

Section 9.03.	Knowledge of Defaults 52

Section 9.04.	Rights of the Administrative Agent as a Bank 53

Section 9.05.	Bank Credit Decision 53

Section 9.06.	Successor Administrative Agent 53

Section 9.07.	Joint Lead Arrangers and Bookrunners,Syndication
Agents and Documentation Agents    54

Section 9.08.	INDEMNIFICATION 54

ARTICLE X.	MISCELLANEOUS 55

Section 10.01.	Amendments, Etc 55

Section 10.02.	Notices, Etc 56

Section 10.03.	No Waiver; Remedies 56

Section 10.04.	Costs, Expenses and Taxes 56

Section 10.05.	Right of Set-off 58

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Section 10.06.	Bank Assignments and Participations 59

Section 10.07.	Governing Law 61

Section 10.08.	Interest 61

Section 10.09.	Execution in Counterparts 62

Section 10.10.	Survival of Agreements, Representations and
Warranties, Etc    63

Section 10.11.	The Borrower’s Right to Apply Deposits 63

Section 10.12.	Confidentiality 63

Section 10.13.	Binding Effect 64

Section 10.14.	ENTIRE AGREEMENT 64

Section 10.15.	USA PATRIOT ACT 65

Section 10.16.	No Fiduciary Relationship 65

Section 10.17.	Severability 65

Section 10.18.	Waiver of Jury Trial 65

Section 10.19.	Electronic Execution of Assignments and Certain
Other Documents    66

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EXHIBITS:

Exhibit A    Form of Note
Exhibit B    Form of Notice of Borrowing
Exhibit C    Form of Assignment
Exhibit D    Form of Opinion of Counsel for the Borrower and the Guarantor
Exhibit E    Form of U.S. Tax Compliance Certificate

SCHEDULES:
Schedule I    - Banks and Administrative Agent’s Offices; Certain Addresses for Notices
Schedule II    - Borrower and Guarantor Addresses
Schedule III    - Permitted Liens
Schedule IV    - Agreements Restricting Dividends and Certain Transfers
Schedule V    - GAAP Exceptions
Schedule VI    - Investments
Schedule VII    - Permitted Debt
Schedule VIII    - Commitments

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CREDIT AGREEMENT (this “Agreement”), dated as of March 12, 2015, by and among BRINKER INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), BRINKER RESTAURANT CORPORATION, a Delaware corporation (the “Guarantor”), the Banks party hereto, and BANK OF AMERICA, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for the Banks hereunder.
The Borrower has requested that the Banks provide a revolving credit facility, and the Banks are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accession Agreement” has the meaning specified in Section 2.17.
“Administrative Agent” has the meaning specified in the introduction hereto.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule I, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Banks.
“Advance” means an advance by a Bank to the Borrower under Article II.
“Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, the terms “control”, “controlled by” and “under common control with”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Subsidiary of a Person is an Affiliate of that Person.
“Agreement” has the meaning specified in the introduction hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “Eurodollar Rate Spread”, “Base Rate Spread” or “Facility Fee Rate”, as the case may be, based upon the Moody’s Rating and the S&P Rating:

Rating Level	Ratings (Moody’s/ S&P)	Facility Fee Rate (bps per annum)	Eurodollar Rate Spread (bps per annum)	Base Rate Spread (bps per annum)
Rating Level 1	≥ Baa1 or BBB+	12.5	100.0	0.0
Rating Level 2	Baa2 or BBB	15.0	110.0	10.0
Rating Level 3	Baa3 or BBB-	20.0	117.5	17.5
Rating Level 4	Ba1 or BB+	25.0	137.5	37.5
Rating Level 5	< Ba1 and BB+ or unrated	30.0	170.0	70.0

; provided that so long as the Borrower and its Subsidiaries shall have demonstrated, by delivery of the financial statements pursuant to Sections 6.02(b) and (c) and the certificate pursuant to Section 6.02(d) to the Administrative Agent no later than the due dates specified therein, a Debt to Cash Flow Ratio of less than 2.25 to 1.00 for the twelve month period ending on the fiscal quarter then most recently ended, the Eurodollar Rate Spread (bps per annum) referenced in the immediately preceding table shall be 5.0 bps less than the applicable rates set forth in such table above for all rating levels, commencing one (1) Business Day following the receipt of such financial statements and such certificate by the Administrative Agent and through and including the date of receipt by the Administrative Agent of such financial statements and such certificate for the next fiscal quarter end date, at which point, the Eurodollar Rate Spread (bps per annum) shall be recalculated again in accordance with the applicable rates set forth in the table above and this proviso; provided however that if such financial statements and certificate are not delivered to the Administrative Agent by the due dates specified in such Sections, then immediately following the applicable due date, the Eurodollar Rate Spread (bps per annum) shall be calculated in accordance with the applicable rates set forth in the table above (and the 5.0 bps discount contemplated under this proviso shall not apply) until one (1) Business Day following the receipt of such financial statements and such certificate by the Administrative Agent for the next fiscal quarter end date, at which point, the Eurodollar Rate Spread (bps per annum) shall be recalculated again in accordance with the applicable rates set forth in the table above and this proviso.
For the purposes of this definition, (a) if a Moody’s Rating or, an S&P Rating shall not be in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating agency shall be deemed to have established a rating in Rating Level 5 (as set forth in the table above); (b) if the Moody’s Rating and the S&P Rating shall fall within different Rating Levels, the Applicable Rate shall be based on the higher of the two ratings unless the ratings differ by more than one Rating Level, in which case the Applicable Rate shall be based on the Rating Level one level above that corresponding to the lower rating (in each case, for which purposes, Rating Level 1 is the highest and Rating Level 5 is the lowest); and (c) if the Moody’s Rating or the S&P Rating shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by

Moody’s or S&P. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such rating change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Applicable Usury Laws” means the Texas Finance Code, any other law of the State of Texas limiting interest rates or the amount of interest that may lawfully be charged and any applicable Federal law to the extent that it permits Banks to contract for, charge, reserve or receive a greater amount of interest than under the Texas Finance Code or other laws of the State of Texas.
“Assignment” means an assignment and acceptance entered into by a Bank and an assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit C.
“Availability Period” means the period of time commencing on the Effective Date and ending on the Termination Date.
“Bank of America” means Bank of America, N.A. and its successors.
“Bank of America Fee Letter” means the Fee Letter dated February 17, 2015 among the Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Banks” means the Persons listed under the heading “Banks” on the signature pages to this Agreement and each other Person that shall have become a party hereto as a “Bank” pursuant to an Assignment or an Accession Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00% and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Advance” means an Advance which bears interest as provided in Section 2.07(a)(i).
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Advances.

“Board” means, as to any Person, the Board of Directors of the Person or the Executive Committee thereof.
“Borrower” has the meaning specified in the introduction hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type to the Borrower made by each of the Banks pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Advances, means any such day that is also a London Banking Day.
“Capitalized Lease” means at any time, a lease with respect to which the lessee thereunder is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capitalized Lease Obligations” means, with respect to any Person for any period of determination, the amount of the obligations of such Persons under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Change in Law” means the occurrence, after the Effective Date, of any introduction of or any change (including without limitation, but without duplication, any change by way of imposition or increase of reserve requirements included, in the case of Eurodollar Rate Advances, in the Eurodollar Rate Reserve Percentage) in or in the interpretation, application or applicability of any law, regulation, guideline or request from any central bank or other governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means, as appropriate, the Internal Revenue Code of 1986.
“Commitment” means, at any time, whether used or unused, the obligation of each Bank to make Advances in an aggregate amount up to and including the amount set forth opposite such Bank’s name on Schedule VIII hereto under the caption “Commitments” or in an Assignment, as such amount may be terminated, reduced or increased pursuant to Section 2.05, Section 2.17, Section 8.01 or Section 10.06.

“Commitment Letter” means the Commitment Letter dated as of February 17, 2015 among the Borrower, Bank of America, JPMCB, Regions Bank, Wells Fargo Bank and the Joint Lead Arrangers.
“Confidential Information” has the meaning specified in Section 10.12.
“Confidential Information Memorandum” means the Confidential Information Memorandum dated February 2015, relating to the credit facility provided for herein.
“Consolidated” refers to the consolidation of the accounts of any Person and its Subsidiaries in accordance with GAAP.
“Controlled Group” means any group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code of which the Borrower or its Subsidiaries is a member.
“Corporate Franchise” means the right or privilege granted by the state or government to the Person forming a corporation, and their successors, to exist and do business as a corporation and to exercise the rights and powers incidental to that form of organization or necessarily implied in the grant.
“Credit Documents” means this Agreement, the Notes, the Fee Letters and each other agreement, instrument or document executed by the Borrower or the Guarantor at any time in connection with this Agreement.
“Debt” means, in the case of any Person, without duplication, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) Capitalized Lease Obligations, and (iv) obligations of such Person under or relating to letters of credit or guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii) of this definition. For the purposes of this Agreement, the term Debt shall not include any obligation of the Borrower or the Guarantor incurred by entering into, or by guaranteeing, any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, foreign exchange transaction, currency swap or option or any similar transaction.
“Debt to Cash Flow Ratio” has the meaning specified in Section 7.01(b).
“Default” has the meaning specified in Section 8.01.
“Defaulting Bank” means, subject to Section 2.18(b), any Bank that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances within three Business Days of the date required to be funded by it hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Bank that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (unless such writing or public statement relates to such Bank’s obligation to fund an Advance hereunder and states that such position is based on such Bank’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) or taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a governmental authority.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in an Assignment or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
“EBIT” means for any period, the Consolidated earnings of a Person during such period from continuing operations, exclusive of (i) gains on sales of assets not in the ordinary course of business (to the extent such gains are included in earnings from continuing operations), (ii) any non-recurring, non-cash charges or losses not in the ordinary course of business (to the extent such charges or losses are included in earnings from continuing operations), (iii) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the Board of the Borrower (to the extent such expenses are included in earnings from continuing operations) and (iv) extraordinary items, as determined under GAAP, but without deducting federal, state, foreign and local income taxes and Interest Expense.
“EBITDA” means, for any period, the Consolidated earnings of a Person during such period from continuing operations, exclusive of (i) gains on sales of assets not in the ordinary course of business (to the extent such gains are included in earnings from continuing operations), (ii) any non-recurring, non-cash charges or losses not in the ordinary course of business (to the extent such charges or losses are included in earnings from continuing operations), (iii) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the Board of the Borrower (to the extent such expenses are included in earnings from continuing operations) and (iv) extraordinary items, as determined under GAAP, but without deducting federal, state, foreign and local income taxes, Interest Expense, depreciation and amortization.
“Effective Date” means the date on which the conditions set forth in Section 3.01 and Section 3.02 shall have been satisfied (or waived in accordance with Section 10.01).
“Eligible Assignee” means (i) a Bank or any Affiliate of any Bank; (ii) a commercial bank or financial institution, in each case with an office in the United States of America acceptable to the Administrative Agent and, unless a Default has occurred and is continuing, the Borrower (such acceptance not to be unreasonably withheld and provided that the Borrower shall be deemed to have provided such acceptance unless it shall specify otherwise in a written notice to the Administrative Agent within five (5) Business Days after having received written notice of the proposed assignment from the Administrative Agent) and (iii) a finance company, insurance company or other financial institution (not already covered by clause (ii) of this definition) or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $1,000,000,000, or any other Person, and in the case of each such Person in this clause (iii), acceptable to the Administrative Agent and, unless a Default has occurred and is continuing, the Borrower (provided that the Borrower shall be deemed to have provided such acceptance unless it shall specify otherwise in a written notice to the Administrative Agent within five (5) Business Days after having received written notice of the proposed assignment from the Administrative Agent). Notwithstanding anything to the contrary contained herein, neither a Defaulting Bank, nor the Borrower or the Guarantor or any Affiliate of either thereof shall constitute an Eligible Assignee.
“Environment” has the meaning set forth in 42 U.S.C. §9601(8) (1982).
“Environmental Protection Statute” means any local, state or federal law, statute, regulation, order, consent decree or other Governmental Requirement, domestic or foreign, arising from or in connection with or relating to the protection or regulation of the Environment, including, without limitation, those laws, statutes, regulations, orders, decrees and other Governmental Requirements relating to the disposal, cleanup, production, storing, refining, handling, transferring, processing or transporting of Hazardous Waste, Hazardous Substances or any pollutant or contaminant, wherever located.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in an Assignment (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means:

(a)
for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if the London Interbank Offered Rate is no longer calculated or published, a comparable or successor rate, which rate is approved by the Administrative Agent in its reasonable discretion, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b)
for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Rate Advance” means any Advance as to which the Borrower shall have selected an interest rate based upon the Eurodollar Rate as provided in Article II.
“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Advances.
“Eurodollar Rate Reserve Percentage” of any Bank for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Bank or required to be withheld or deducted from a payment to the Administrative Agent or any Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the

Administrative Agent or such Bank being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Administrative Agent or any Bank with respect to an applicable interest in a Borrowing or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Borrowing or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (c) Taxes attributable to the Administrative Agent’s or such Bank’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of June 22, 2010, among the Borrower, the Guarantor, the banks party thereto and Bank of America, as administrative agent, as amended by Amendment No. 1 dated as of August 9, 2011, among the Borrower, the Guarantor, the banks party thereto and Bank of America, as administrative agent.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, the Bank of America Fee Letter, the JPMCB Fee Letter, the Regions Fee Letter, the Wells Fargo Fee Letter and the Upfront Fee Letter.
“Financial Officer” means the chief financial officer, the principal accounting officer, any vice president or assistant vice president with accounting or financial responsibilities, or the treasurer or any assistant treasurer of the Borrower.
“Foreign Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction other than the United States of America.

“GAAP” means generally accepted accounting principles for financial reporting as in effect from time to time in the United States of America, applied on a consistent basis.
“Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, Corporate Franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.
“Guaranteed Obligations” means all obligations of the Borrower to the Banks and the Administrative Agent hereunder and under the Notes and any other Credit Document to which the Borrower is a party, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether now or hereafter existing.
“Guarantor” has the meaning specified in the introduction hereto.
“Hazardous Substance” has the meaning set forth in 42 U.S.C. §9601(14) and shall also include each other substance considered to be a hazardous substance under any Environmental Protection Statute.
“Hazardous Waste” has the meaning set forth in 42 U.S.C. §6903(5) and shall also include each other substance considered to be a hazardous waste under any Environmental Protection Statute (including, without limitation, 40 C.F.R. §261.3).
“Increasing Bank” has the meaning specified in Section 2.17.
“Indemnified Person” has the meaning specified in Section 10.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder and (b) to the extent not otherwise described in (a), Other Taxes.
“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.
“Interest Expense” means, with respect to any Person for any period of determination, its interest expense determined in accordance with GAAP, including, without limitation, all interest with respect to Capitalized Lease Obligations and all capitalized interest, but excluding deferred financing fees.
“Interest Payment Date” means, (i) (a) as to any Eurodollar Rate Advance, the last day of each Interest Period applicable to such Eurodollar Rate Advance and the Termination Date; provided, however, that if any Interest Period for a Eurodollar Rate Advance exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Advance, the last Business Day of each March, June, September and December and the Termination Date and (ii) as to any Advance, the earliest of (a) the Termination Date, (b) the date of demand therefor with respect to interest accruing under Section 2.07(b) and Section 2.10(e), and (c) the date of any prepayment of any Advance, whether or not such prepayment is otherwise permitted hereunder
“Interest Period” means as to each Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is disbursed or converted to or continued as a Eurodollar Rate Advance and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing; provided that:

(a)
any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Advance, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)
any Interest Period pertaining to a Eurodollar Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	no Interest Period shall extend beyond the Termination Date; and

(d)	Interest Periods commencing on the same date for Eurodollar Rate Advances comprising the same Borrowing shall be of the same duration.
Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of an Interest Period. The Administrative Agent shall promptly advise each Bank in writing of each Interest Period so selected by the Borrower with respect to each Borrowing.
“Investments” has the meaning specified in Section 7.07.
“JPMCB” means JPMorgan Chase Bank, N.A.
“JPMCB Fee Letter” means the Fee Letter dated February 17, 2015 among the Borrower, JPMCB and J.P. Morgan Securities LLC.
“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Regions Capital Markets, a division of Regions Bank and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and bookrunners for the credit facility provided for herein.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate, including the comparable or successor rate if LIBOR is no longer calculated or published.
“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement).

“Liquid Investments” means:

(a)	direct obligations of, or obligations the principal of and interest on which are guaranteed or insured by, the United States of America or any agency or instrumentality thereof;

(b)
(i) negotiable or nonnegotiable certificates of deposit, time deposits, bankers’ acceptances or other similar banking arrangements maturing within twelve (12) months from the date of acquisition thereof (“bank debt securities”), issued by (A) any Bank or any Affiliate of any Bank or (B) any other foreign or domestic bank, trust company or financial institution which has a combined capital surplus and undivided profit of not less than $100,000,000 or the U.S. Dollar equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “BB” (or the then equivalent) by the rating service of S&P or of Moody’s, (ii) commercial paper issued by (A) any Bank or any Affiliate of any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower or the Guarantor, (iii) debt or other securities issued by (A) any Bank or Affiliate of any Bank or (B) or any other Person, if at the time of purchase such Person’s debt or equity securities are rated not less than “BB” (or the then equivalent) by the rating service of S&P or of Moody’s, or upon the discontinuance of both such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower or the Guarantor and (iv) marketable securities of a class registered pursuant to Section 12(b) or (g) of the Exchange Act;

(c)
repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who has a combined capital surplus and undivided profit of not less than $100,000,000 or the U.S. Dollar equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “BBB” (or the then equivalent) by the rating service of S&P or of Moody’s, or upon the discontinuance of both such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower or the Guarantor; and

(d)	shares of any mutual fund registered under the Investment Company Act of 1940 which invests solely in underlying securities of the types described in clauses (a), (b) and (c) above.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Banks” means at any time Banks holding more than fifty percent (50%) of the sum of (i) the then aggregate unpaid principal amount of all Advances held by the Banks, and (ii) the aggregate unused Total Commitments; provided that any Commitment of, and the portion of any Advances held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.
“Material Adverse Effect” means, relative to any occurrence whatsoever, any effect which (a) is material and adverse to the financial condition or business operations of the Borrower and its Subsidiaries, on a Consolidated basis, or (b) adversely affects the legality, validity or enforceability of this Agreement, any Note, the Bank of America Fee Letter, the JPMCB Fee Letter, the Regions Fee Letter, the Wells Fargo Fee Letter or the Upfront Fee Letter or (c) causes a Default.
“Maximum Rate” means at the particular time in question the maximum non-usurious rate of interest which, under Applicable Usury Law, may then be contracted for, taken, reserved, charged or received under this Agreement, the Notes or under any other agreement entered into in connection with this Agreement or the Notes. If such maximum non-usurious rate of interest changes after the date hereof, the Maximum Rate shall, from time to time, be automatically increased or decreased, as the case may be, as of the effective date of each change in such maximum rate, in each case without notice to Borrower.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Moody’s Rating” means, at any time, the Borrower’s corporate family rating then most recently announced by Moody’s.
“Non-U.S. Bank” has the meaning specified in Section 2.15(e).
“Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from Advances.
“Notice of Borrowing” has the meaning specified in Section 2.02.
“Obligated Party” has the meaning specified in Section 4.03.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Bank, Taxes imposed as a result of a present or former connection between such Administrative Agent or Bank and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any provision hereof, or sold or assigned an interest in any Advance or Borrowing or in this Agreement or any Note or other Credit Document).
“Other Taxes” has the meaning specified in Section 2.15(b).
“PBGC” means the Pension Benefit Guaranty Corporation (and any successor thereto).
“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.
“Participant Register” has the meaning specified in Section 10.06(e).
“Permitted Liens” means, with respect to any Person, Liens:

(a)
for taxes, assessments or governmental charges or levies on property of such Person incurred in the ordinary course of business to the extent the failure to pay such taxes, assessments or governmental charges or levies would not be in breach of Sections 6.01 and 6.06;

(b)
imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(c)
arising in the ordinary course of business (i) out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of such Person or (ii) which were not incurred in connection with the borrowing of money and do not in the aggregate materially detract from the value or use of the assets of the Borrower and its Subsidiaries in the operation of their business;

(d)
securing Debt existing on the Effective Date and listed on the attached Schedule III or reflected in the financial statements referenced in Section 5.04, provided that the Debt secured by such Liens shall not be renewed, refinanced or extended if the amount of such Debt so renewed is greater than the outstanding amount of such Debt on the Effective Date ;

(e)
constituting easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(f)	securing judgments against such Person which are being appealed;

(g)
on real property acquired by such Person after the Effective Date and securing only Debt of such Person incurred to finance the purchase price of such property, provided that any such Lien is created within one hundred eighty (180) days of the acquisition of such property; or

(h)	other than those Liens otherwise permitted above, Liens securing Debt of the Borrower and its Subsidiaries in an aggregate outstanding amount at any time not to exceed $25,000,000.
“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 6.02.
“Plan” means an employee pension benefit plan within the meaning of Title IV of ERISA which is either (a) maintained for employees of the Borrower, of any Subsidiary of the Borrower, or of any member of the Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, any Subsidiary of the Borrower or any member of the Controlled Group is at the time in question making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Private Bank” has the meaning specified in Section 6.02.
“Projections” has the meaning specified in Section 5.13.
“Public Bank” has the meaning specified in Section 6.02.
“Rating” means the Moody’s Rating or the S&P Rating, as the case may be.
“Rating Level” means the applicable rating level as set forth in the table under the definition of the Applicable Rate.
“Regions Fee Letter” means the Fee Letter dated February 17, 2015 among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank.
“Register” has the meaning specified in Section 10.06(c).

“Rent Expense” means, for any Person for any period of determination, such Person’s operating lease expense computed in accordance with GAAP, including, without limitation, all contingent rentals, but excluding all common area maintenance expenses.
“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any applicable full-scope Sanctions (at the date of this Agreement, Cuba, Iran, North
Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by any such Person or Persons described in clause (a) and (b).

“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission (and any successor thereto).
“SEC Filing” means a report or statement filed with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act and the regulations thereunder.
“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act.
“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“S&P Rating” means, at any time, the Borrower’s corporate credit rating then most recently announced by S&P.
“Subsidiary” means, as to any Person, any corporation, limited liability company, association or other business entity in which such Person or one or more of its Subsidiaries directly or indirectly through one or more intermediaries owns sufficient equity or voting interests to enable it or them (individually or as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a fifty percent (50%) interest in the profits or capital thereof is owned directly or indirectly by such Person, or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a direct or indirect Subsidiary of the Borrower.
“Taxes” has the meaning specified in Section 2.15(a).
“Termination Date” means the earliest of (i) [March __], 2020, (ii) (a) the date of termination in whole of all of the Commitments in accordance with Section 2.05 and (b) the repayment of all of the aggregate Advances of all Banks in accordance with Section 2.05 and Section 2.06, and (iii) the termination of the Total Commitment of all Banks pursuant to Section 8.01, provided that if such date shall not be a Business Day, the Termination Date shall be the immediately preceding Business Day.
“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30 day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any member of the Controlled Group under Section 4064 of ERISA upon the termination of a Plan or Plan, or (iii) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Third Party Funds” has the meaning specified in Section 10.05.
“Total Commitment” means, with respect to a Bank, at any time, the aggregate amount of the Commitments (whether used or unused) of such Bank, and with respect to all the Banks, at any time, the aggregate amount of the Commitments (whether used or unused) of all Banks, in each case, as in effect at such time.

“Type” means, with respect to any Advance, its character as either a Eurodollar Rate Advance or Base Rate Advance.
“UFCA” means the Uniform Fraudulent Conveyance Act.
“Upfront Fee Letter” means the Fee Letter dated February 17, 2015 among the Borrower, Bank of America, JPMCB, Regions Bank, Wells Fargo Bank and the Joint Lead Arrangers.
“UFTA” means the Uniform Fraudulent Transfer Act.
“U.S. Dollars” and “$” mean the lawful currency of the United States of America.
“Wells Fargo Fee Letter” means the Fee Letter dated February 17, 2015 between the Borrower and Wells Fargo Securities, LLC.
“Wells Fargo Bank” means Wells Fargo Bank, National Association.
Section 1.02.     Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
Section 1.03.     Accounting Terms. All accounting and financial terms not specifically defined herein and the compliance with each covenant contained herein with respect to financial matters (unless a different procedure is otherwise set forth herein) shall be construed in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If subsequent to the date hereof any change shall occur in GAAP or in the application thereof and such change shall affect the calculation of any financial covenant, or any other provision, set forth herein, then if the Borrower, by notice to the Administrative Agent, shall request an amendment to any such financial covenant or other provision to eliminate the effect of such change on such financial covenant or other provision (or if the Administrative Agent or the Majority Banks, by notice to the Borrower, shall request an amendment to any such financial covenant or other provision for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties hereto shall enter into negotiations in an effort to agree upon such an amendment and, until such notice shall have been withdrawn or such amendment shall have become effective in accordance herewith, such financial covenant or other provision shall be calculated or interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.
Section 1.04.     Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. Unless the context requires otherwise, references herein or in any Credit Document or any other agreement or document to this Agreement shall be construed to refer to this Agreement as may be further amended, amended and restated, restated, supplemented or modified from time to time in accordance with the terms hereof.
Section 1.05.     Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is used in the inclusive sense of “and/or.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (d) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01.     The Advances. Each Bank, severally and for itself alone, on the terms and conditions hereinafter set forth, hereby agrees to make Advances to the Borrower from time to time on any Business Day prior to the Termination Date in an aggregate amount outstanding not to exceed at any time such Bank’s Commitment. Each Borrowing of Advances shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall consist of Advances of the same Type made to the Borrower on the same day by the Banks ratably according to their respective Commitments and in the case of Advances that are Eurodollar Rate Advances, having the same Interest Period. Within the limits of each Bank’s Commitment, the Borrower may borrow, prepay pursuant to Section 2.06(b) and reborrow.

Section 2.02.     Requests for Advances. During the Availability Period, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) (a) in the case of a proposed Borrowing comprised of Eurodollar Rate Advances, at least three (3) Business Days prior to the date of the proposed Borrowing, and (b) in the case of a proposed Borrowing comprised of Base Rate Advances, on the Business Day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telecopy. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing (including by telecopy), in substantially the form of Exhibit B hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), executed by the Borrower. Each Notice of Borrowing shall refer to this Agreement and shall specify (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Advances comprising such Borrowing, (iii) the requested aggregate principal amount of such Borrowing, and (iv) in the case of a Borrowing of a Eurodollar Rate Advance, the requested Interest Period for such Borrowing.
Section 2.03.     Borrowings; Advances; Termination of Eurodollar Rate Advances. (a) Advances shall be made by the Banks ratably in accordance with their respective Commitments on the borrowing date of the Borrowing of Loans. The failure of any Bank to make any Advance shall not in itself relieve any other Bank of its obligation to lend hereunder.
(b)    Each Borrowing shall be a Eurodollar Rate Borrowing or a Base Rate Borrowing. Each Bank may at its option make any Eurodollar Rate Advance by causing the Eurodollar Lending Office of such Bank to make such Advance, provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement and the applicable Note, if any. Advances of more than one (1) interest rate option may be outstanding at the same time, provided, however, that the Borrower shall not be entitled to request any Advances which, if made, would result in Advances, an aggregate of more than ten (10) separate Advances of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, (i) Eurodollar Rate Advances having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Rate Advances and (ii) Eurodollar Rate Advances and Base Rate Advances, regardless of whether they commence on the same date, shall be considered separate Advances.
(c)    Each Bank shall, before 1:00 P.M. (New York City time) on the borrowing date of each requested Borrowing make available at its Applicable Lending Office for the account of the Administrative Agent at its address referred to in Section 10.02, in immediately available funds, such Bank’s ratable portion of such requested Borrowing in accordance with its applicable Commitment. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower not later than 2:00 P.M. (New York City time) at such account of the Borrower as the Borrower shall from time to time designate in a notice delivered to the Administrative Agent that is reasonably acceptable to the Administrative Agent. If the applicable conditions set forth in Article III to any such Borrowing are not met, the Administrative Agent shall so notify the Banks making the Advances comprising such Borrowing and return the funds so received to the respective Banks as soon as practicable.

(d)    Notwithstanding anything in this Agreement to the contrary:
(i)    if any Bank shall, at least one (1) Business Day before the date of any requested Borrowing to be made, notify the Administrative Agent that the introduction of or any change in or the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund Eurodollar Rate Advances hereunder, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until such Bank shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and except as provided in clause (iv) below, each Advance comprising such Borrowing shall be a Base Rate Advance;
(ii)    if the Majority Banks shall, on or before the date any requested Borrowing consisting of Eurodollar Rate Advances is to be made, notify the Administrative Agent that the Eurodollar Rate for such Eurodollar Rate Advances will not adequately reflect the cost to such Banks of making their respective Eurodollar Rate Advances, the right of the Borrower to select the Eurodollar Rate for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent, at the request of the Majority Banks, shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and except as provided in clause (iv) below, each Advance comprising such Borrowing shall be a Base Rate Advance;
(iii)    if the Administrative Agent determines that in connection with any request for a Eurodollar Rate Advance or a conversion to or continuation thereof that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advances or (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance, (A) the Administrative Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances, (B) the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and (C) each Advance comprising such Borrowings shall be a Base Rate Advance;
(iv)    if the Borrower has requested a proposed Borrowing consisting of Eurodollar Rate Advances and as a result of circumstances referred to in clauses (i) and (ii) above, such Borrowing would not consist of Eurodollar Rate Advances, the Borrower may, by notice given reasonably prior to the time of such proposed Borrowing, cancel such Borrowing, in which case such Borrowing shall be canceled and no Advances shall be made as a result of such requested Borrowing; and
(v)    if the Borrower shall fail to select the duration or continuation of any Interest Period for any Advances consisting of Eurodollar Rate Advances, in accordance with the provisions contained in Section 2.04(b) and in this Section 2.03(d), the Administrative Agent will promptly so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances.
(e)    Each Notice of a Borrowing shall be irrevocable and binding on the Borrower, except as set forth in Section 2.03(d)(iv). In the case of any Eurodollar Rate Advance requested by the Borrower in a Notice of Borrowing, the Borrower shall, unless the second following sentence shall be applicable, indemnify each Bank against any loss, cost or expense incurred by such Bank if such Eurodollar Rate Advance is not made, including as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing for such Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund such Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. A certificate in reasonable detail as to the basis for and the amount of such loss, cost or expense submitted to the Borrower and the Administrative Agent by such Bank shall be prima facie evidence of the amount of such loss, cost or expense. If a Borrowing requested by the Borrower to be comprised of Eurodollar Rate Advances is not made as a Borrowing comprised of Eurodollar Rate Advances as a result of Section 2.03(d), the Borrower shall indemnify each Bank against any loss (excluding loss of profits), cost or expense incurred by such Bank by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank (prior to the time such Bank is actually aware that such Borrowing will not be so made), to fund the Advance to be made by such Bank as part of such Borrowing. A certificate in reasonable detail as to the basis for and the amount of such loss, cost or expense submitted to the Borrower and the Administrative Agent by such Bank shall be prima facie evidence of the amount of such loss, cost or expense.
(f)    Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing in accordance with its applicable Commitment, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount. If, and to the extent that, such Bank shall not have so made such ratable portion of such Borrowing in accordance with its applicable Commitment available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(g)    The failure of any Bank to make any Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make any Advance to be made by such other Bank on the date of any Borrowing.
Section 2.04.     Conversions and Continuations of Borrowings. (a) Subject to the limitations set forth in Section 2.03(b) and Section 2.03(d), the Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent not later than 11:00 A.M. (New York City time) three (3) Business Days prior to the date of conversion or continuation, to convert any Borrowing which constitutes a Base Rate Borrowing into a Eurodollar Rate Borrowing, to convert any Borrowing which constitutes a Eurodollar Rate Borrowing into a Base Rate Borrowing or, to continue any Borrowing constituting a Eurodollar Rate Borrowing for an additional Interest Period, subject in each case to the following:
(A)    each conversion or continuation shall be made based on the pro rata Commitment of the Banks in accordance with the respective principal amounts of the applicable Advances comprising the converted or continued Borrowing;
(B)    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof;
(C)    accrued interest on any Advance (or portion thereof) being converted or continued shall be paid by the Borrower at the time of conversion or continuation;
(D)    if any Eurodollar Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Banks pursuant to Section 2.03(e) and Section 2.06(d) as a result of such conversion;
(E)    no Interest Period may be selected for any Eurodollar Rate Borrowing that would end later than the Termination Date;
(F)    no Default shall have occurred and be continuing at the time of, or result from, such conversion or continuation; and
(G)    each such conversion or continuation shall constitute a representation and warranty by the Borrower and the Guarantor that no Default (i) has occurred and is continuing at the time of such conversion or continuation, or (ii) would result from such conversion or continuation.
(b)    Each notice pursuant to Section 2.04(a) shall be irrevocable, shall be in writing (or telephone notice promptly confirmed in writing) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Rate Borrowing or a Base Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Rate Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Administrative Agent shall promptly advise the Banks of any notice given pursuant to Section 2.04(a) and of each applicable Bank’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with Section 2.04(a) to continue any Eurodollar Rate Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with Section 2.04(a) to convert such Eurodollar Rate Borrowing), such Eurodollar Rate Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a Base Rate Borrowing. For the avoidance of doubt, no notice shall be required for a Base Rate Borrowing to continue as a Base Rate Borrowing.
Section 2.05.     Optional Termination and Reduction of the Commitments. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portions of the Total Commitments, provided that (a) each partial reduction shall be in the aggregate amount of at least $10,000,000 and in an integral multiple of $1,000,000 in excess thereof, (b) the aggregate used amount of the Commitments of each Bank shall not be reduced to an amount which is less than the aggregate principal amount of the Advances of such Bank then outstanding, and (c) no Notice of Borrowing has been delivered and is in effect that would result in aggregate Advances being outstanding in an aggregate amount in excess of the Total Commitment thereafter. Such notice shall specify the date and the amount of the reduction or termination of the Total Commitment. Any such reduction or termination of the Total Commitment shall be made ratably among the Banks in accordance with their respective Commitments and shall be permanent. Simultaneously with any termination of the Total Commitment, the Borrower shall pay to the Administrative Agent for the accounts of the Banks the accrued and unpaid facility fee as set forth in Section 2.09(a).
Section 2.06.     Repayment and Prepayment of Advances; Notes.
(a)    The Borrower agrees to repay all of the Advances in full on the Termination Date.
(b)    The Borrower may, upon at least one (1) Business Day’s notice in respect of Base Rate Advances, and, in respect of Eurodollar Rate Advances, upon at least three (3) Business Days’ notice, to the Administrative Agent stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of Advances comprising part of the same Borrowing in whole or ratably in accordance with applicable Commitment of the applicable Banks, together with accrued interest to the date of such prepayment on the principal amount prepaid and all fees and amounts, if any, required to be paid under this Agreement, including, without limitation, pursuant to Section 2.06(d), Section 2.09(a) and Section 2.11 as a result of such prepayment, provided, however, that each partial prepayment of Advances pursuant to this Section 2.06(b) shall be in an aggregate principal amount not less than $10,000,000 for each Advance so prepaid and increments of $1,000,000 in excess thereof and in an aggregate principal amount such that after giving effect thereto no Borrowing of Advances comprised of Base Rate Advances shall have a principal amount outstanding of less than $5,000,000 and no Borrowing of Advances comprised of Eurodollar Rate Advances shall have a principal amount outstanding of less than $10,000,000.
(c)    Each notice of prepayment shall specify the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein.
(d)    In the event that any Bank shall incur any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain all or any portion of the outstanding principal amount of any Advance) as a result of any repayment occurring prior to the last day of any Interest Period, or prepayment, of a Eurodollar Rate Advance or conversion of any Eurodollar Borrowing, on a date other than the last day of any Interest Period applicable thereto, then the Borrower shall pay to the Administrative Agent for the account of such Bank, on demand, such amount as will reimburse the Bank for such loss or expense. A certificate as to the amount of such loss or expense setting forth the calculation thereof, submitted by such Bank to the Borrower and the Administrative Agent, shall be conclusive and binding for all purposes in the absence of error.
(e)    The records maintained by the Administrative Agent and the Banks shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Advances, interest and fees due or accrued hereunder, provided that the failure of the Administrative Agent or any Bank to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. Any Bank may request that Advances made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Bank each such Note payable to such Bank.
(f)    All voluntary and mandatory repayments under this Section 2.06 and under this Agreement (including pursuant to Section 7.03(b)) shall be accompanied by all accrued interest on the principal amount being repaid or prepaid to the date of prepayment, if any, and all other fees and amounts required under this Section 2.06 and under this Agreement (including, without limitation, pursuant to Section 2.06(d), Section 2.09(a) and Section 2.11).
Section 2.07.     Interest on Advances. (a) Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum (but subject to the provisions of Section 10.08):
(i)    if such Advance is a Base Rate Advance, a rate per annum, commencing on the applicable borrowing date, equal to the Base Rate in effect from time to time for such Advance plus the Applicable Rate in effect from time to time for such Advance, payable on each Interest Payment Date; and
(ii)    if such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such

Interest Period plus the Applicable Rate in effect from time to time for such Advance, payable on each Interest Payment Date.
(b)    Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to one hundred percent (100%) minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Bank and notified to the Borrower through the Administrative Agent. A certificate as to the amount of such additional interest submitted to the Borrower and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent error.
(c)    Payment of Interest. All accrued but unpaid interest on all Advances shall be due and payable in arrears on the Interest Payment Dates related thereto.
(d)    Maximum Interest. The parties hereto agree that the sum of (i) interest payable in accordance with this Section 2.07, plus (ii) the fees payable as provided in Section 2.09 to the extent they would constitute interest under Applicable Usury Law, plus (iii) other consideration payable hereunder or under the Notes which constitutes interest under Applicable Usury Law (whether or not denoted as interest), shall, as more fully provided in Section 10.08, not exceed the maximum amount allowed under Applicable Usury Law.
Section 2.08.     Interest Rate Determination. The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate for each Eurodollar Rate Advance determined by the Administrative Agent for purposes of Section 2.07.
Section 2.09.     Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Bank, a facility fee on such Bank’s Total Commitment (regardless of usage) from the date hereof until the Termination Date in an amount equal to such Bank’s Total Commitment (regardless of usage) multiplied by the Facility Fee Rate therefor (as such rate is set forth under the definition of the Applicable Rate), payable in arrears in quarterly installments on the last day of each calendar quarter so long as any Advance is outstanding or any Bank has any Commitment, on the effective date of any reduction or termination of the Total Commitment pursuant to Section 2.05 and on the Termination Date.
(b)    Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its sole account, the fees separately agreed upon with the Administrative Agent in the Bank of America Fee Letter.
Section 2.10.     Payments; Computations; Interest on Overdue Amounts. (a) The Borrower shall make each payment hereunder and under the Notes to be made by it not later than 11:00 A.M.

(New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Section 10.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.06(d), 2.07(b), 2.11, 2.12, 2.14 or 2.15, which shall not necessarily be paid ratably to the Banks in accordance with their respective Total Commitment and other than amounts pursuant to Section 2.09(b) which shall be for the Administrative Agent’s sole account) to the Banks in accordance with their respective Total Commitment for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. In no event shall any Bank be entitled to share any fees paid to the Administrative Agent pursuant to Section 2.09(b).
(b)    All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07(b), by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be, provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due by the Borrower to any Bank hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
(e)    Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default, the Applicable Rate shall automatically be increased by 2% per annum.
Section 2.11.     Consequential Losses on Eurodollar Rate Advances. If (a) any payment (or purchase pursuant to Section 2.13) of principal of any Eurodollar Rate Advance made to the Borrower is made other than on an Interest Payment Date relating to such Advance, as a result of a prepayment pursuant to Section 2.06(b) or 2.14 or acceleration of the maturity of the Advances pursuant to Section 8.01 or for any other reason or as a result of any such purchase; (b) a Eurodollar Rate Advance is converted pursuant to Section 2.04 at a time other than the end of an Interest Period; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of any such payment or purchase, including, without limitation, any loss (including loss of reasonably anticipated profits, except in the case of such a purchase pursuant to Section 2.13), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance.
Section 2.12.     Increased Costs. (a) If, due to any Change in Law, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Advance to the Borrower, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Bank, shall be prima facie evidence of the amount of such increased cost. Promptly after any Bank becomes aware of any such introduction, change or proposed compliance, such Bank shall notify the Borrower thereof, provided that the failure to provide such notice shall not affect such Bank’s rights hereunder, except that such Bank’s right to recover such increased costs from the Borrower for any period prior to such notice shall be limited to the period of ninety (90) days immediately prior to the date such notice is given to the Borrower.
(b)    If any Bank determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital or liquidity is increased by or based upon the existence of such Bank’s Advances or commitment to lend to the Borrower hereunder and other commitments of this type, then, upon receipt of a demand by such Bank (with a copy of such demand to the Administrative Agent), the Borrower shall, within ten (10) days of such demand, notify such Bank and the Administrative Agent if the Borrower desires to replace such Bank in accordance with Section 2.13. If the Borrower either fails to notify such Bank and the Administrative Agent in accordance with the prior sentence or fails to replace such Bank within the time periods specified in Section 2.13, the Borrower shall promptly pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital or liquidity to be allocable to the existence of such Bank’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent error.
Section 2.13.     Replacement of Banks. In the event that (a) any Bank makes a demand for payment under Section 2.07(b) or Section 2.12, (b) the Borrower is required to make any payment in respect of Taxes or Other Taxes pursuant to Section 2.15 or (c) any Bank becomes a Defaulting Bank, the Borrower may within ninety (90) days of the applicable event, if no Default then exists, replace such Bank with another commercial bank, financial institution or other Person in accordance with all of the provisions of Section 10.06(a) (including execution of an appropriate Assignment), provided that (i) all obligations of such Bank to lend hereunder shall be terminated and the Advances payable to such Bank and all other obligations owed to such Bank hereunder shall be purchased in full without recourse at par plus accrued interest at or prior to such replacement, (ii) such replacement shall be reasonably satisfactory to the Administrative Agent, (iii) if such replacement bank is not already a Bank hereunder, the Borrower (and, for avoidance of doubt, not the replacement bank) shall pay to the Administrative Agent an assignment fee of $3,500 in connection with such replacement, (iv) such replacement shall, from and after such replacement, be deemed for all purposes to be a “Bank” hereunder with a Commitment in the amount of the respective Commitment of the assigning Bank immediately prior to such replacement (plus, if such replacement bank is already a Bank prior to such replacement, the respective Commitment of such Bank prior to such replacement), as such amount may be changed from time to time pursuant hereto, and shall have all of the rights, duties and obligations hereunder of the Bank being replaced, and (v) such other actions shall be taken by the Borrower, such Bank and such replacement bank as may be appropriate to effect the replacement of such Bank with such replacement bank on terms such that such replacement bank has the same rights, duties and obligations hereunder as such Bank (including, without limitation, execution and delivery of new Notes to such replacement bank if such replacement bank shall so request, redelivery to the Borrower in due course of any Notes payable to such Bank and specification of the information contemplated by Schedule I as to such replacement bank).
Section 2.14.     Illegality and Unavailability. (a) Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for such Bank or its Applicable Lending Office to make any Eurodollar Rate Advance or to continue to fund or maintain any Eurodollar Rate Advance hereunder, then, on notice thereof to the Borrower by the Administrative Agent,
(i)    the obligation of such Bank to make any Eurodollar Rate Advance shall be suspended until the Administrative Agent shall notify the Borrower and the Bank that the circumstances causing such suspension no longer exist, and
(ii)    the Eurodollar Rate Advances then outstanding of such Bank, together with all accrued interest thereon and all amounts payable pursuant to Section 2.11, shall be automatically converted to Base Rate Advances, or, at the option of the Borrower, prepaid in full, unless such Bank shall determine in good faith in its sole opinion that it is lawful to maintain such Eurodollar Rate Advances made by such Bank to the end of the Interest Period then applicable thereto.
(b)    If, with respect to any conversion of a Base Rate Advance to a Eurodollar Rate Advance or the continuation of any Eurodollar Rate Advance pursuant to Section 2.04:

(i)    the Administrative Agent is unable to determine the Eurodollar Rate for the applicable Eurodollar Rate Advance as a result of one or more of the circumstances provided in Section 2.03(d)(iii); or
(ii)    the Majority Banks advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of maintaining the applicable Eurodollar Rate Advance;
then the Administrative Agent forthwith shall give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to convert or continue after the current Interest Period(s) any Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
Section 2.15.     Taxes. (a) Any and all payments by the Borrower or the Guarantor hereunder or under the Notes or any other Credit Document shall be made in accordance with Section 2.10, and subject to applicable law and Sections 2.15(c), 2.15(e) and 2.16, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings with respect thereto, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable by it hereunder or under any Note or other Credit Document to any Bank or the Administrative Agent, (y) the Borrower or the Guarantor, as the case may be, shall make such deductions and (z) the Borrower or the Guarantor, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, rules and regulations, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the Guarantor, as the case may be, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    In addition, the Borrower or the Guarantor, as the case may be, agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower or the Guarantor hereunder or under any Note or other Credit Document executed by it or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note or other Credit Document (hereinafter referred to as “Other Taxes”).
(c)    Within thirty (30) days after the date of the payment of Taxes by or at the direction of the Borrower or the Guarantor, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof. If a Bank receives from the relevant jurisdiction imposing such Tax a refund of a specific Tax item for which it has been indemnified by the Borrower with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay the Borrower an amount equal to such refund, together with any interest paid by such jurisdiction with respect to such refund, provided that the Borrower, upon the request of such Bank, agrees to promptly repay the amount (or portion thereof) paid over to the Borrower by such Bank in the event such Bank is required to repay the refund (or portion thereof) to such jurisdiction.
(d)    Without prejudice to the survival of any other agreement of the Borrower or the Guarantor hereunder, the agreements and obligations of the parties contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Notes and other Credit Documents.
(e)    Each Bank that is organized under the laws of any jurisdiction other than the United States of America or any state or political subdivision thereof (for purposes of this Section 2.15(e), each a “Non-U.S. Bank”) shall deliver to the Borrower and the Administrative Agent on or prior to Effective Date or upon the effectiveness of any Assignment, or at such other times prescribed by applicable law, (i) two (2) properly completed and signed originals of United States of America Internal Revenue Service form W-8BEN-E, W-BEN or W-8ECI, as appropriate, or any successor applicable form, as the case may be, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party that eliminates or reduces the rate of withholding tax on payments under this Agreement and the other Credit Documents or certifying that the income receivable pursuant to this Agreement and the other Credit Documents is effectively connected with the conduct of a trade or business in the United States, or (ii) if such Non-U.S. Bank is not a “bank” or other Person described in Code Section 881(c)(3), two properly completed and signed originals of a statement substantially in the form of Exhibit E hereto, together with two properly completed and signed originals of Internal Revenue Service form W-8BEN-E (or W-BEN if applicable), upon which the Borrower is entitled to rely, from any such Non-U.S. Bank or any successor applicable form, together with any other certificate or statement of exemption or reduction required under the Code, in order to establish that such Non-U.S. Bank is entitled to treat the interest payments under this Agreement and the other Credit Documents as portfolio interest that is exempt from withholding tax under the Code. Thereafter, upon the reasonable request of the Borrower or the Administrative Agent, each such Non-U.S. Bank shall (A) upon the obsolescence of any form previously delivered by such Non-U.S. Bank, promptly submit to the Administrative Agent and the Borrower such additional properly completed and signed originals of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to qualify for a deduction in United States withholding taxes, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of an available exemption from United States withholding taxes, in respect of all payments to be made to such Non-U.S. Bank by the Borrower pursuant to the Credit Documents, and (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption. If a payment made to a Bank hereunder or under any Note or other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. A Non-U.S. Bank shall not be required to deliver any form or statement pursuant to this Section 2.15 that such Non-U.S. Bank is not legally able to deliver. The Borrower shall not be required to pay additional amounts to any Bank pursuant to this Section 2.15 to the extent that such Bank did not qualify for a complete exemption from United States withholding taxes at the time such Bank became a party to this Agreement and to the extent that the obligation to pay additional amounts would not have arisen but for the failure of such Bank to comply with this paragraph (e), except to the extent such Bank is not able to comply as a result of a change in law. Any assignee of all or any portion of any Bank’s rights and obligations under this Agreement shall be subject to this Section 2.15(e). For purposes of this Section 2.15, applicable law includes FATCA.
(f)    Upon the reasonable request of the Borrower, any Bank claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its Applicable Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Bank, be otherwise disadvantageous to such Bank.
(g)    The Borrower or the Guarantor shall indemnify the Administrative Agent and each Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Bank, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Bank, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent error.
(h)    Each Bank shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower or the Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantor to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (h).
Section 2.16.     Payments Pro Rata. Except as provided in Sections 2.06(d), 2.07(b), 2.09(b), 2.11, 2.12, 2.14 or 2.15, each of the Banks agrees that if it should receive any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under this Agreement or the Notes or other Credit Documents, or otherwise) in respect of any obligation of the Borrower or Guarantor hereunder or under the Notes or other Credit Documents of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total amount of principal, interest, fees or any other obligation incurred hereunder, as the case may be, then owed and due to such Bank bears to the total amount of principal, interest, fees or any such other obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in the aggregate unpaid amount of principal, interest, fees or any such other obligation, as the case may be, owed to all of the Banks, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and each such other Bank shall repay to the purchasing Bank the purchase price to the extent of such other Bank’s ratable share (according to the proportion of (i) the amount of the participation purchased from such other Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (a) the amount of such other Bank’s required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
Section 2.17.     Increase in Commitments. The Borrower may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to the Banks) executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Bank”), which may include any Bank, cause the Commitments of the Increasing Banks to be increased (or cause the Increasing Banks to extend new Commitments) in an amount for each Increasing Bank (which shall not be less than $10,000,000) set forth in such notice, provided that (i) no Bank shall have any obligation to increase its Commitment pursuant to this paragraph, (ii) all new Commitments and increases in existing Commitments becoming effective under this paragraph during the term of this Agreement shall not exceed $250,000,000 in the aggregate, (iii) each Increasing Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iv) each Increasing Bank, if not already a Bank hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this Section 2.17. Upon the effectiveness of any Accession Agreement to which any Increasing Bank is a party, such Increasing Bank shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Bank hereunder and subject to all obligations of a Bank hereunder. Notwithstanding the foregoing, no increase in the Total Commitments (or in the Commitment of any Bank) pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered under Section 3.01(a)(ii) through (v), giving effect to such increase and (ii) on the effective date of such increase, the representations and warranties of the Borrower and the Guarantor set forth in this Agreement shall be true and correct in all material respects and no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower. On the effective date of any increase in the Commitments pursuant to this Section 2.17, to the extent there are outstanding Advances, the parties hereto shall implement such arrangements as may be agreed upon by the Borrower and the Administrative Agent to ensure that the proportion between the Banks’ outstanding Advances, after giving effect to such increase, and their respective Commitments, after giving effect to such increase, will be re-established, and the effectiveness of such increase shall be conditioned on the implementation of such arrangements. This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
Section 2.18.     Defaulting Banks. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:
(a)    Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Bank pursuant to Section 10.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Administrative Agent hereunder; second, if so determined by the Administrative Agent, to be held as cash collateral for future funding obligations of that Defaulting Bank; third, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Advances under this Agreement; fifth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement;

sixth, so long as no Default exists to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and seventh, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Banks on a pro rata basis in accordance with their applicable Commitment (computed without giving effect to the applicable Commitment of any Defaulting Bank) prior to being applied to the payment of any Advances owed to, that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.18(b) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.
(c)    Certain Fees. That Defaulting Banks shall not be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Bank is a Defaulting Bank (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Bank).
(d)    Defaulting Bank Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Advances of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Advances to be held on a pro rata basis by the Banks in accordance with their respective applicable Commitment, whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank having been a Defaulting Bank.

ARTICLE III.
CONDITIONS
Section 3.01.     Conditions Precedent to Effectiveness. The obligations of the Banks to make Advances hereunder shall become effective upon the satisfaction of all of the following conditions precedent:
(a)    Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and the Banks, and (except for the Notes) in sufficient copies for each Bank:
(i)    this Agreement duly executed by the Borrower, the Guarantor, each Bank and the Administrative Agent;
(ii)    a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the Borrower’s certificate of incorporation and by-laws, (B) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and (C) that a true, correct and complete copy of the resolutions of the Borrower’s Board authorizing the transactions contemplated hereby is attached thereto and that such resolutions are in full force and effect;
(iii)    a certificate of the Secretary or an Assistant Secretary of the Guarantor certifying (A) the Guarantor’s certificate of incorporation and by-laws, (B) the names and true signatures of the officers of the Guarantor authorized to sign this Agreement and (C) that a true, correct and complete copy of the resolutions of the Guarantor’s Board authorizing the making and performance of this Agreement by the Guarantor is attached hereto and that such resolutions are in full force and effect;
(iv)    a favorable opinion of Jackson Walker L.L.P., legal counsel for each of the Borrower and the Guarantor, dated the Effective Date, substantially in the form of Exhibit D hereto; and
(v)    certificates, telecopy confirmation or electronic transmission, in each case, as of a date reasonably close to the date hereof from the Secretary of State of the state of incorporation of each of the Borrower and the Guarantor as to the existence and good standing of the Borrower and the Guarantor, as applicable.
(b)    No Material Adverse Change. No event or events which have or would reasonably be expected to have a Material Adverse Effect shall have occurred since June 25, 2014.
(c)    No Default. No Default or event which, with the giving of notice, the lapse of time or both, would constitute a Default shall have occurred and be continuing.
(d)    Representations and Warranties. The representations and warranties contained in Article V hereof shall be true and correct in all material respects on and as of the Effective Date,

except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.
(e)    No Material Litigation. No legal or regulatory action or proceeding shall have commenced and be continuing against the Borrower or any of its Subsidiaries since the date of this Agreement which has, or would reasonably be expected to have, a Material Adverse Effect.
(f)    Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including fees, charges and disbursements of counsel and all other out of pocket fees and expenses required to be paid or reimbursed by the Borrower (which fees, charges and disbursements of counsel and such other out of pocket fees and expenses shall be limited to those for which invoices have been submitted on or prior to the Effective Date) and fees due and payable in respect of the Fee Letters shall have been paid in accordance with the terms thereof..
(g)    Certification. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (b), (c), (d) and (e) of this Section 3.01.
(h)    Patriot Act. The Banks shall have received all information required by the Patriot Act, including the identity of the Borrower and its Subsidiaries, the name and address of the Borrower and its Subsidiaries and other information that will allow the Administrative Agent or any Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.
Section 3.02.     Conditions Precedent to Each Borrowing. The obligation of each Bank to make an Advance on the occasion of any Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing (a) in the case of the initial Borrowing the Administrative Agent shall have received evidence satisfactory to it that the commitments of the lenders under the Existing Credit Agreement have been terminated and that all amounts owing under the Existing Credit Agreement have been paid in full or will be paid in full simultaneously with the making of (or out of the proceeds of) the initial Borrowing, including without limitation such amounts (if any) as may be required to compensate each Bank for any break-funding costs resulting from such payment, (b) the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02 and (c) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):
(i)    the representations and warranties contained in Article V are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date and except that for the purposes of this Section 3.02, the representations and warranties contained in Section 5.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.02(c);

(ii)    no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes or with the giving of notice, the lapse of time or both, would constitute a Default; and
(iii)    after giving effect to any Borrowing of Advances and all other Borrowings of Advances which have been requested on or prior to such date but which have not been made prior to such date, the aggregate principal amount of the Advances owing to any Bank will not exceed the Total Commitment of such Bank.
Section 3.03.     Administrative Agent. The Administrative Agent shall notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding. The Administrative Agent shall be entitled to assume that the conditions set forth in Sections 3.01(b), 3.01(c), 3.01(d), 3.01(e), 3.02(c)(i) and 3.02(c)(ii) have been satisfied unless the Administrative Agent has received, at its address specified herein, actual written notice to the contrary from the Borrower, the Guarantor or a Bank.

ARTICLE IV.
GUARANTY
Section 4.01.     Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment of the Guaranteed Obligations when due, whether at stated maturity, by acceleration or otherwise, and agrees to pay any and all reasonable expenses (including counsel fees and expenses) incurred by the Administrative Agent or any Bank in enforcing any rights hereunder. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts which constitute part of the Guaranteed Obligations and would be owed by the Borrower under this Agreement or any of the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. The guaranty set forth in this Article IV is a guaranty of payment and not of collection.
Section 4.02.     Payment. At the time the Guarantor pays any sum which may become due to the Administrative Agent for the benefit of a Bank under the terms of this Article IV, written notice of such payment shall be delivered to the Administrative Agent by the Guarantor, and in the absence of such notice, any sum received by the Administrative Agent on behalf of a Bank on account of any of the Guaranteed Obligations shall be conclusively deemed paid by the Borrower. All sums paid to the Administrative Agent, on behalf of a Bank, by the Guarantor may be applied by the Administrative Agent, on behalf of a Bank, at its discretion, to any of the Guaranteed Obligations.
Section 4.03.     Waiver. The Guarantor hereby waives all notices in connection herewith or in connection with the Guaranteed Obligations, including, without limitation, notice of intent to accelerate and notice of acceleration, and waives diligence, presentment, demand, protest, and suit on the part of the Administrative Agent or any Bank in the collection of any of the Guaranteed Obligations, and agrees that neither the Administrative Agent nor any Bank shall be required to first endeavor to collect any of the Guaranteed Obligations from the Borrower, or any other party liable for payment of the Guaranteed Obligations (hereinafter referred to as an “Obligated Party”), before requiring Guarantor to pay the full amount of the Guaranteed Obligations. Without impairing the rights of the Administrative Agent or any Bank against the Guarantor, the Borrower or any other Obligated Party, suit may be brought and maintained against the Guarantor at the election of the Administrative Agent or any Bank with or without joinder of the Borrower, or any other Obligated Party, any right to any such joinder being hereby waived by the Guarantor.
Section 4.04.     Acknowledgments and Representations. The Guarantor acknowledges and represents to the Administrative Agent and each Bank that it is receiving direct and indirect financial and other benefits as a result of this Article IV; represents to the Administrative Agent and each Bank that after giving effect to this Article IV and the contingent obligations evidenced hereby it is, and will be, Solvent; acknowledges that it will derive substantial direct and indirect benefit from the transactions contemplated by this Agreement; acknowledges that its liability hereunder shall be cumulative and in addition to any other liability or obligation to the Administrative Agent and each Bank, whether the same is incurred through the execution of a note, a similar guaranty, through endorsement, or otherwise; acknowledges that neither the Administrative Agent, any Bank nor any officer, employee, agent, attorney or other representative of any of them has made any representation, warranty or statement to the Guarantor to induce it to execute this Agreement; and acknowledges that it has made its own credit analysis and decision to enter into this Agreement and undertake the guaranty set forth in this Article IV.
Section 4.05.     Subordination. Notwithstanding anything to the contrary contained herein, any right, claim or action which the Guarantor may have against the Borrower or any other Obligated Party arising out of or in connection with the guaranty set forth in this Article IV or any other document evidencing or securing the Guaranteed Obligations, including, without limitation, any right or claim of subrogation, contribution, reimbursement, exoneration or indemnity, shall be subordinated to the prior payment in full of any amounts then due under this Agreement, the Credit Documents, or the Notes. If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, exoneration or indemnity notwithstanding the foregoing subordination, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guaranteed Obligations then due.
Section 4.06.     Guaranty Absolute. The Guarantor hereby agrees that its obligations under this Agreement shall be absolute and unconditional, irrespective of (a) the validity or enforceability of the Guaranteed Obligations or of the Notes, or any other Credit Document evidencing all or any part of the Guaranteed Obligations, (b) the absence of any attempt to collect the Guaranteed Obligations from the Borrower or any other Obligated Party or other action to enforce the same, (c) the waiver or consent by the Administrative Agent and/or any Bank with respect to any provision of any instrument evidencing the Guaranteed Obligations, or any part thereof, or any other agreement now or hereafter executed by the Borrower and delivered to the Administrative Agent and/or any Bank, (d) the surrender, release, exchange, or alteration by the Administrative Agent and/or any Bank of any security or collateral for the Guaranteed Obligations, (e) the benefits of §17.001 of the Texas Civil Practice and Remedies Code, Rule 31 of the Texas Rules of Civil Procedure and any

similar statute or rule and the Guarantor hereby waives any such benefit or (f) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
Section 4.07.     No Waiver; Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 4.08.     Continuing Guaranty. The guaranty set forth in this Article IV is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this guaranty and (ii) the expiration or termination of all Commitments of each Bank, (b) be binding upon the Guarantor, its successors and assigns, (c) inure to the benefit of, and be enforceable by, the Administrative Agent and each of the Banks and their respective successors, transferees and assigns, and (d) not be terminated by the Guarantor or the Borrower.
Section 4.09.     Limitation. Notwithstanding any other provision of this Article IV, the Guarantor’s liability hereunder shall be limited to the lesser of the following amounts minus, in either case, $100.00:
(a)    the lowest amount which would render the guaranty pursuant to this Article IV a fraudulent transfer under Section 548 of the Bankruptcy Code (11 U.S.C. § 101 et seq.); or
(b)    if the guaranty pursuant to this Article IV is subject to the UFTA or the UFCA or any similar or analogous statute or rule of law, then the lowest amount which would render the guaranty pursuant to this Article IV a fraudulent transfer or fraudulent conveyance under the UFTA, the UFCA, or any such similar or analogous statute or rule of law.
The amount of the limitation imposed upon the Guarantor’s liability under the terms of the preceding sentence shall be subject to redetermination as of each date a “transfer” is deemed to have been made on account of the Guaranty pursuant to this Article IV under applicable law.
Section 4.10.     Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, any Bank must rescind or restore any payment, or any part thereof, received by such Bank in satisfaction of the Guaranteed Obligations, any prior release or discharge from the terms of the guaranty set forth in this Article IV given to the Guarantor by the Banks shall be without effect, and the guaranty set forth in this Article IV shall remain in full force and effect. It is the intention of the Guarantor that its obligations hereunder shall not be discharged except by its performance of such obligations and then only to the extent of such performance.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and the Guarantor represents and warrants as follows:
Section 5.01.     Corporate Existence. Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each of the Borrower and the Guarantor has all corporate powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted except where the failure to comply does not or would not reasonably be expected to have a Material Adverse Effect. Each Significant Subsidiary is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Significant Subsidiary has all corporate powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted except where the failure to comply does not and would not reasonably be expected to have a Material Adverse Effect.
Section 5.02.     Corporate Power. The execution, delivery and performance by the Borrower and the Guarantor of the Credit Documents to which each is a party and the consummation of the transactions contemplated by such Credit Documents are within the Borrower’s and the Guarantor’s corporate powers, respectively, have been duly authorized by all necessary corporate action, do not contravene (a) the Borrower’s or the Guarantor’s Certificate of Incorporation or Bylaws or (b) any law or any contractual restriction binding on or affecting the Borrower or the Guarantor and will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the Borrower’s Certificate of Incorporation or Bylaws or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
Section 5.03.     Enforceable Obligations. This Agreement has been duly executed and delivered by the Borrower and the Guarantor. This Agreement is the legal, valid and binding obligation of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor, respectively, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally. The Notes are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally. The making and performance by the Borrower and the Guarantor of this Agreement and the other Credit Documents do not require any license, consent or approval of, registration with, or any other action by, any governmental authority.
Section 5.04.     Financial Statements. (a)The Consolidated balance sheet of the Borrower and its Subsidiaries as of June 25, 2014 and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, as included in an SEC Filing which has been furnished to each Bank, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of such date and the Consolidated results of operations of the Borrower and its Subsidiaries ended on such date, in accordance with GAAP, except as disclosed therein or on Schedule V to this Agreement.
(b)    Since June 25, 2014 and except as disclosed in an SEC Filing which has been delivered to each Bank prior to the Effective Date or on a Schedule to this Agreement, no event which has or would reasonably be expected to have a Material Adverse Effect has occurred.
Section 5.05.     Litigation. There is no pending or, to the knowledge of the Borrower or the Guarantor, threatened action or proceeding affecting the Borrower or any of its Significant Subsidiaries before any court, governmental agency or arbitrator, which has, or would reasonably be expected to have, a Material Adverse Effect.
Section 5.06.     Margin Stock; Use of Proceeds. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System and except in connection with employee plans disclosed to the Administrative Agent), and no proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such margin stock under such circumstances as to involve the Borrower, the Guarantor, any of their Subsidiaries or any Bank in a violation of Regulation U. None of the Borrower, the Guarantor or any of their Subsidiaries will use the proceeds of any Advance for the purpose of acquiring or attempting to acquire control of any Person which is obligated to make SEC Filings unless such acquisition or attempted acquisition (a) is pursuant to an agreement with such Person, or (b) is not resisted by such Person.
Section 5.07.     Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
Section 5.08.     ERISA. The Borrower and its Subsidiaries are in compliance with the applicable provisions of ERISA, except to the extent that non-compliance thereunder does not have and would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any Insufficiency or any material liability to the PBGC in connection with any Plan established or maintained by the Borrower or such Subsidiaries which would have, or would reasonably be expected to have, a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries currently or within the last five years has sponsored, maintained, contributed to or had an obligation to make contributions to or has any liability (contingent or otherwise) to any “multiemployer plan” (as such term is defined by Section 4001(a)(3) of ERISA).
Section 5.09.     Taxes. As of the Effective Date, the United States of America federal income tax returns of the Borrower and its Subsidiaries have been examined through the fiscal year ended June 26, 2013. The Borrower and its Significant Subsidiaries have filed all United States of America Federal income tax returns and all other material domestic tax returns which are required to be filed by them and have paid, or provided for the payment before the same become delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any such Significant Subsidiary, other than those taxes (a) contested in good faith by appropriate proceedings or (b) the nonpayment of which does not have, and would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are adequate in the aggregate.
Section 5.10.     Environmental Condition. To the best of Borrower’s knowledge, the Borrower and its Subsidiaries are in compliance with all Environmental Protection Statutes except to the extent that failure to comply does not have, and would not reasonably be expected to have, a Material Adverse Effect.
Section 5.11.     Ownership of Guarantor. On the Effective Date, the Borrower owns, directly or indirectly, 100% of the issued and outstanding voting stock of the Guarantor.
Section 5.12.     Solvency. Each of the Borrower and the Guarantor is, and after giving effect to the making of the Advances and to the application of the proceeds therefrom will be, Solvent.
Section 5.13.     Disclosure. All financial projections concerning the Borrower that have been or are hereafter made available to the Administrative Agent, the Banks and the Joint Lead Arrangers by the Borrower or any of the Borrower’s representatives (or on behalf of the Borrower or such representatives) in connection with this Agreement and the transactions contemplated hereby (the “Projections”) have been prepared in good faith based upon reasonable assumptions. The Confidential Information Memorandum, all other reports, financial statements, certificates and all other information (other than the Projections), which have been made available to the Administrative Agent, the Banks and the Joint Lead Arrangers by the Borrower or any of the Borrower’s representatives (or on behalf of the Borrower or such representatives) in connection with this Agreement, each other Credit Document and the transactions contemplated thereby, is complete and correct in all material respects as and when furnished and does not, as and when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.
Section 5.14.     Anti-Corruption Laws and Sanctions. The Borrower maintains and will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and, to the knowledge of the Borrower, its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. To the knowledge of the Borrower, neither this Agreement nor any Advances made hereunder will, whether directly or, to the knowledge of the Borrower, indirectly, be used by or for the benefit of a Sanctioned Person or will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

ARTICLE VI.

AFFIRMATIVE COVENANTS
So long as any Advance shall remain unpaid or any Bank shall have any Commitment hereunder, unless the Majority Banks shall otherwise consent in writing:
Section 6.01.     Compliance with Laws, Etc. Each of the Borrower and the Guarantor will comply, and Borrower will cause each Significant Subsidiary to comply, in all material respects with all applicable laws (including, without limitation, ERISA and applicable Environmental Protection Statutes), rules, regulations and orders, subject to the exceptions provided elsewhere in this Agreement in provisions relating to laws, rules, regulations and orders of the nature referenced therein and except where the failure to comply (a) is contested in good faith by appropriate proceedings or (b) does not have, and would not reasonably be expected to have, a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 6.02.     Reporting Requirements. The Borrower and/or the Guarantor will furnish to each of the Banks:
(a)    As soon as possible and in any event within five (5) days after a Financial Officer of the Borrower or Guarantor obtains knowledge of a Default or an event which, with the giving of notice, the lapse of time or both, would constitute a Default, which shall have occurred and is continuing on the date of such statement, a statement of a Financial Officer, setting forth the details of such Default or event and the actions, if any, which the Borrower has taken and proposes to take with respect thereto.
(b)    Promptly after they are available, and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, Consolidated financial statements of the Borrower and its Consolidated Subsidiaries for such quarter showing on a Consolidated basis the financial position, results of operations and cash flows as of the end of and for the thirteen (13) week period of such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case setting forth the comparable information for the comparable period in the preceding fiscal year, and accompanied by a certificate of a Financial Officer to the effect that such financial statements present fairly in all material respects the Consolidated financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for the respective period in conformity with GAAP, subject to year-end audit adjustments and the absence of certain notes. For any such fiscal quarter the foregoing requirements may be satisfied by the delivery of the Borrower’s SEC Filing on Form l0-Q for such quarter.
(c)    Promptly after they are available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, Consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the fifty-two/fifty-three week period of such fiscal year showing the financial position, results of operations and cash flows as of the end of and for such fiscal year, in each case setting forth the comparable information for the preceding fiscal year, and accompanied by the report of KPMG Peat Marwick or other independent certified public accountants of recognized national standing, to the effect that based on an audit using generally accepted auditing standards the financial statements present fairly, in all material respects, the Consolidated financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries for the respective periods in conformity with GAAP. For any fiscal year this requirement may be satisfied by the delivery of the Borrower’s SEC Filing on Form 10-K for such fiscal year.
(d)    Concurrently with the delivery of the financial statements referred to in Sections 6.02(b) and (c), (i) a certificate of a Financial Officer to the effect that no Default or an event which, with the giving of notice, the lapse of time or both, would constitute a Default, shall have occurred and be continuing with respect to the covenants contained in Section 7.01 (together with appropriate supporting schedules setting forth the calculations relating to such covenants) or, if such Financial Officer has knowledge that a Default or an event which, with the giving of notice, the lapse of time or both, would constitute a Default, has occurred and is continuing with respect to Section 7.01, specifying the nature thereof and the actions, if any, which the Borrower has taken and proposes to take with respect thereto, and (ii) a complete and correct list of the Significant Subsidiaries as of the date thereof, showing, as to each Significant Subsidiary, the correct name thereof, the jurisdiction of its organization and such Significant Subsidiary’s proportionate share of the Consolidated assets of the Borrower.
(e)    Promptly after they are available, copies of (i) each SEC Filing, (ii) any reports provided by the Borrower to its stockholders, and (iii) any press releases or other statements made available by the Borrower or any of its Subsidiaries to the public generally concerning material developments in the business or affairs of the Borrower or any of its Subsidiaries. Any matter disclosed in a SEC Filing or other report or press release delivered to Banks shall be deemed disclosed in writing to Banks for all purposes of this Agreement, except with respect to the reporting requirement set forth in Section 6.02(a).
(f)    Promptly (and in any event, within five (5) days) upon Borrower’s receipt of notice of any change in a Rating, notice thereof to the Administrative Agent.
(g)    Such other information respecting the financial condition of the Borrower and its Subsidiaries, or compliance with the terms of this Agreement, as any Bank through the Administrative Agent may from time to time reasonably request in writing.
The Borrower and the Guarantor hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrack, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities (all Banks who are not a “Public Bank” shall be referred to as a “Private Bank”). Any Bank desiring to be designated a Public Bank shall do so by identifying itself as a Public Bank by selection of a Public Bank designation on the Platform prior to receiving any of the Borrower Materials, and failing to do so such Bank shall be presumed to be a Private Bank for all purposes under this Agreement. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
Section 6.03.     Use of Proceeds. (a) The Borrower will use the proceeds of the Advances only for (i) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and (ii) working capital and general corporate purposes and not in contravention of Section 5.06.
(b)    No part of the proceeds of any Advance will knowingly be used, whether directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation by the Borrower, any Subsidiary, the Administrative Agent or any Bank of any applicable Sanctions.

Section 6.04.     Maintenance of Insurance. The Borrower will maintain, or cause to be maintained, insurance coverages on or in respect of its and its Subsidiaries’ business or properties with such insurers, in such amounts and covering such risks as are consistent with the Borrower’s normal practices in effect from time to time. Such insurance arrangements may include self-insurance or insurance through an Affiliate.
Section 6.05.     Preservation of Corporate Existence, Etc. Each of the Borrower and the Guarantor will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its Corporate Franchises in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties unless the failure to so qualify as a foreign corporation does not have, and would not reasonably be expected to have, a Material Adverse Effect, provided, however, that nothing herein contained shall prevent any transaction permitted by Section 7.03.
Section 6.06.     Payment of Taxes, Etc. Each of the Borrower and the Guarantor will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its property unless the failure to timely pay any of the foregoing does not have and would not reasonably be expected to have a Material Adverse Effect, provided, however, that neither the Borrower, the Guarantor, nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings.
Section 6.07.     Visitation Rights. The Borrower shall permit the representatives of each Bank, at the expense of such Bank and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries at the Borrower’s offices with Financial Officers.
Section 6.08.     Compliance with ERISA and the Code. The Borrower and its Subsidiaries will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Plan it or they sponsor or maintain, so as not to (a) give rise to any liability thereunder which has, or would reasonably be expected to have, a Material Adverse Effect or (b) cause any Termination Event to occur which has, or would reasonably be expected to have, a Material Adverse Effect. The Borrower shall ensure that neither it nor any of its Subsidiaries, maintain, contribute to or incur an obligation to make contributions to or incur any liability (contingent or otherwise) to any “multiemployer plan” (as such term is defined by Section 4001(a)(3) of ERISA), except as would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.
NEGATIVE COVENANTS
So long as any Advance shall remain unpaid or any Bank shall have any Commitment to the Borrower hereunder, without the written consent of the Majority Banks:
Section 7.01.     Financial Covenants. The Borrower will not:
(a)    as of the last day of any fiscal quarter for the immediately preceding twelve (12) month period, permit the ratio of (i) the sum of (A) EBIT of the Borrower, on a Consolidated basis, plus (B) Rent Expense of the Borrower, on a Consolidated basis, to (ii) the sum of (A) Interest Expense of the Borrower, on a Consolidated basis, plus (B) Rent Expense of the Borrower, on a Consolidated basis, to be less than 1.5 to 1.0, or
(b)    as of the last day of any fiscal quarter, permit the ratio (the “Debt to Cash Flow Ratio”) of (i) the sum of (x) Debt of the Borrower, on a Consolidated basis, plus (y) the product of six multiplied by Rent Expense of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period, to (ii) the sum of (a) EBITDA of the Borrower, on a Consolidated

basis, for the immediately preceding twelve-month period, plus (b) Rent Expense of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period to exceed 3.5 to 1.0.
Section 7.02.     Negative Pledge. Neither the Borrower nor the Guarantor will create, assume, incur or suffer to exist, or permit any of its respective Subsidiaries to create, assume, incur or suffer to exist, any Lien on or in respect of any of its or their assets or property used, created or consumed in the operation of its or their business, whether, real, personal, or mixed, whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the capital stock of any Subsidiary of the Borrower, but excluding any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or assign or otherwise convey, or permit any such Subsidiary to assign or otherwise convey, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, except Permitted Liens.
Section 7.03.     Merger and Sale of Assets. Neither the Borrower, the Guarantor nor any of their respective Subsidiaries will:
(a)    merge or consolidate with or into any other Person unless (i) (A) either the Borrower or the Guarantor is the surviving entity, (B) such merger or consolidation is between Subsidiaries (other than the Guarantor (except as would be permitted by clause (A) of this clause (a)) or (C) such merger or consolidation is between a Subsidiary (other than the Guarantor (except as would be permitted by clause (A) of this clause (a))) and another Person (other than the Guarantor (except as would be permitted by clause (A) of this clause (a))), and (ii) no Default or an event which, with the giving of notice, the lapse of time or both, would constitute a Default, shall have occurred and be continuing at the time of, or shall result from, such merger or consolidation, or
(b)    sell, lease or otherwise transfer all or substantially all of the Consolidated assets of the Borrower in any transaction or series of related transactions outside of the ordinary course of business (including, without limitation, the merger or consolidation of a Subsidiary with a Person which will not thereafter be a Subsidiary), unless (i) such sales, leases or transfers are between the Borrower, the Guarantor or any of their Subsidiaries, or (ii) the proceeds of such sales, leases and transfers are (A) applied first, to the outstanding principal balance and interest of the Advances (together with all fees and other amounts thereon due under this Agreement) with simultaneous pro tanto permanent Commitment reductions, until each is reduced to zero, and then second, to all other amounts and obligations owing to the Administrative Agent and the Banks under this Agreement and the other Credit Documents, (B) used in the Borrower’s business, or (C) utilized to fund stock repurchases by the Borrower from time to time authorized by the Borrower’s Board, provided, further, that, notwithstanding the foregoing, no such sale, lease or transfer shall be permitted pursuant to this Section 7.03(b) if a Default or an event which, with the giving of notice, the lapse of time or both, would constitute a Default, shall have occurred and is continuing at the time of, or result from, any such sale, lease or transfer.
Section 7.04.     Agreements to Restrict Dividends and Certain Transfers. Neither the Borrower nor the Guarantor will enter into or suffer to exist, or permit any Significant Subsidiary to enter into or suffer to exist, any consensual encumbrance or restriction on the ability of any Significant Subsidiary (a) to pay, directly or indirectly, dividends or make any other distributions in respect of its capital stock or pay any Debt or other obligation owed to the Borrower or to any Significant Subsidiary or (b) to make loans or advances to the Borrower or any Significant Subsidiary, except those encumbrances and restrictions existing on the Effective Date and described on Schedule IV and those now or hereafter existing that are not more restrictive in any respect than such encumbrances and restrictions described on Schedule IV.
Section 7.05.     Transactions with Affiliates. Except as otherwise permitted in Section 7.03, neither the Borrower nor the Guarantor will make any material sale to, make any material purchase from, extend material credit to, make material payment for services rendered by, or enter into any other material transaction with, or permit any of their respective Subsidiaries to make, any material sale to, make any material purchase from, extend material credit to, make material payment for services rendered by, or enter into any other material transaction with, any Affiliate of the Borrower or the Guarantor or of such Subsidiary unless such sales, purchases, extensions of credit, rendition of services and other transactions are (at the time such sale, purchase, extension of credit, rendition of services or other transaction is entered into) (a) in the ordinary course of business, or (b) on terms and conditions believed by the Borrower to be fair in all material respects to the Borrower or the Guarantor or such Subsidiary, as the case may be.
Section 7.06.     Change of Business. The Borrower, the Guarantor and their Subsidiaries, on an aggregate basis, will not materially change the general nature of their primary business.
Section 7.07.     Limitation on Advances and Investments. Neither the Borrower nor the Guarantor will, or will permit any of their respective Subsidiaries to, make or permit to exist, any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any other Person which is not, or which will not become in connection with such transaction, a Subsidiary (“Investments”), except the following:
(a)    Liquid Investments;
(b)    trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
(c)    Investments in respect of joint ventures or similar arrangements relating to the ownership or operation of food service businesses in which the Borrower and its Subsidiaries in the aggregate are the beneficial owners of not less than 50% of the outstanding equity interests;
(d)    Investments not otherwise permitted by this Section 7.07 in any Person, provided that the aggregate amount of such Investments made and outstanding at any time shall not exceed thirty percent (30%) of the Consolidated assets of the Borrower as set forth on the most recent financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks pursuant to Sections 5.04 or 6.02;
(e)    Investments existing on the Effective Date and described on Schedule VI; and

(f)    Investments by Foreign Subsidiaries in other Subsidiaries or other Persons, provided that such Investments in other Persons are from the retained earnings of a Foreign Subsidiary or other Person, and any retention by a Subsidiary or other Person of net income.
Section 7.08.     Accounting Practices. The Borrower and each of its Significant Subsidiaries will maintain its books of record and account in conformity with GAAP.
Section 7.09.     Debt. The Borrower and the Guarantor will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur or suffer to exist any direct, indirect, fixed or contingent liability for any Debt, other than (i) the obligations pursuant to the Credit Documents, (ii) the Debt described on Schedule VII, (iii) additional Debt of the Borrower which may be guaranteed by the Guarantor (but not guaranteed by any of the Borrower’s or the Guarantor’s Subsidiaries, other than the Guarantor in the case of Debt of the Borrower), (iv) intercompany Debt and (v) additional Debt of the Guarantor and the Borrower’s and the Guarantor’s Subsidiaries, provided, however, the aggregate of all Debt of the Guarantor and all such Subsidiaries under this clause (v), whether secured or unsecured, must not exceed $75,000,000 in the aggregate at any one time.
ARTICLE VIII.
DEFAULTS
Section 8.01.     Defaults. If any of the following events (each individually, a “Default”) shall occur and be continuing:
(a)    the Borrower (i) shall fail to pay any principal of any Advance when the same becomes due and payable in accordance with the terms hereof, or (ii) shall fail to pay any interest on any Advance or any fee or other amount to be paid by it hereunder within three (3) Business Days of the date on which such payment is due; or
(b)    any certification, representation or warranty made by the Borrower or the Guarantor herein or by the Borrower or the Guarantor (or any of their respective officers) in writing (including representations and warranties deemed made pursuant to Sections 2.04(a)(G), or 3.02) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made; or
(c)    the Borrower or the Guarantor shall fail to perform or observe (i) any term, covenant or agreement contained in Section 7.01 on its part to be performed or observed, (ii) any term, covenant or agreement contained in Sections 6.03 or 6.05 (with respect to maintaining the corporate existence of the Borrower or the Guarantor) or in Article VII (other than Section 7.01) on its part to be performed or observed and such failure shall continue for five (5) days after the date notice thereof shall have been given to the Borrower or the Guarantor by the Administrative Agent or any Bank, or (iii) any term, covenant or agreement contained in any Credit Document (other than a term, covenant or agreement described in clauses (a), (b) above and subclauses (i) and (ii) of clause (c)) on its part to be performed or observed and such failure shall continue for thirty (30)

days after the date notice thereof shall have been given to the Borrower or the Guarantor by the Administrative Agent or any Bank; or
(d)    the Borrower, the Guarantor, or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (excluding Debt consisting of the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any event of default or other event shall occur or condition shall exist under any agreement or instrument creating or evidencing such Debt in such principal amount, and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such event or condition is to accelerate, or to permit the holder or holders of any such Debt or any trustee or agent on its or their behalf to accelerate, the maturity of such Debt, provided, however, a Default or an event which, with the giving of notice, the lapse of time or both, would constitute a Default, shall have occurred or be continuing for purposes of this clause (d) shall not be deemed to exist due to the acceleration of the maturity of any obligation to a Bank or an affiliate (within the meaning of Regulation U) of a Bank solely by reason of a default in the performance of a term or condition in any agreement or instrument under or by which such obligation is created, evidenced or secured, which term or condition restricts the right of the Borrower or any other Person to sell, pledge or otherwise dispose of any margin stock (within the meaning of Regulation U) held by the Borrower or any such other Person; or
(e)    the Borrower, the Guarantor, or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Guarantor or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of sixty (60) days; or the Borrower, the Guarantor or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (e); or
(f)    any judgment or order against the Borrower, the Guarantor or any of their respective Consolidated Subsidiaries is rendered for the payment of money in excess of $50,000,000 over the sum of available insurance therefor and adequate cash reserves for which have not been established and set aside solely for the purpose of payment of such judgment or order and such judgment or order remains unsatisfied and either (i) enforcement proceedings shall have been commenced by the creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)    the Borrower shall cease to own directly or indirectly 100% of the issued and outstanding voting stock of the Guarantor; or
(h)    any Person shall become, directly or indirectly, the beneficial owner of 50% or more of the outstanding voting common stock of the Borrower;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, after providing notice to the Borrower, declare all of the Commitments and the obligation of each Bank to make Advances to be terminated, whereupon all of the Commitments and each such obligation shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower declare the Advances, all interest thereon and all other amounts payable by the Borrower and the Guarantor under this Agreement to be forthwith due and payable, whereupon such Advances, such interest and all such amounts shall become and be forthwith due and payable, without requirement of any presentment, demand, protest, notice of intent to accelerate, further notice of acceleration or other further notice of any kind (other than the notice expressly provided for above), all of which are hereby expressly waived by the Borrower and the Guarantor, provided, however, that in the event of any Default described in Section 8.01(e) with respect to the Borrower or the Guarantor, (A) all of the Commitments and the obligation of each Bank to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantor.

 ARTICLE IX.
THE ADMINISTRATIVE AGENT
Section 9.01.     Authorization and Action. (a) Each Bank hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks, provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and none of the Borrower or the Guarantor shall have any rights as a third party beneficiary of any such provisions.
(b)    The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents (that is/are Affiliate(s) of the Administrative Agent) appointed by the Administrative Agent. The exculpatory provisions of this Article shall apply to any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
Section 9.02.     Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Banks for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (v) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (vi) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; (vii) shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article III or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent; (viii) shall incur no liability to the Banks under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or other electronic communications) believed by it to be genuine and signed or sent by the proper party or parties and (ix) shall incur no liability to the Banks under or in respect of this Agreement by acting upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer of such Person).
Section 9.03.     Knowledge of Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Advances) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Section 9.08 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.
Section 9.04.     Rights of the Administrative Agent as a Bank. With respect to all its Commitments and the Advances made by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include such Person in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, act as financial advisor or in any other advisory capacity and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if such Person was not the Administrative Agent and without any duty to account therefor to the Banks.
Section 9.05.     Bank Credit Decision. (a) Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 5.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
(b)    Each Bank, by delivering its signature page to this Agreement and funding its Advances on the Effective Date, or delivering its signature page to an Assignment or an Accession Agreement pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date.
Section 9.06.     Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent that, unless a Default shall have occurred and then be continuing, is acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000; provided that if the Administrative Agent shall notify the Borrower and the Banks that no Person satisfying such requirements has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under each other Credit Document and with respect to the transactions contemplated hereby and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank , until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
Section 9.07.     Joint Lead Arrangers and Bookrunners,Syndication Agents and Documentation Agents. The Joint Lead Arrangers and Bookrunners, Syndication Agents and Documentation Agents named on the cover page of this Agreement, in their capacities as such, shall have no obligation, responsibility or required performance hereunder and shall not become liable in any manner to any party hereto in respect hereof.
Section 9.08.     INDEMNIFICATION. THE ADMINISTRATIVE AGENT SHALL NOT BE REQUIRED TO TAKE ANY ACTION HEREUNDER OR TO PROSECUTE OR DEFEND ANY SUIT IN RESPECT OF THIS AGREEMENT OR THE NOTES, UNLESS INDEMNIFIED TO ITS SATISFACTION BY THE BANKS AGAINST LOSS, COST, LIABILITY AND EXPENSE. IF ANY INDEMNITY FURNISHED TO THE ADMINISTRATIVE AGENT SHALL BECOME IMPAIRED, IT MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS GIVEN. IN ADDITION, THE BANKS, JOINTLY AND SEVERALLY, AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER OR THE GUARANTOR) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, AGREEMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THE CREDIT DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THE CREDIT DOCUMENTS, PROVIDED THAT NO BANK SHALL BE LIABLE TO THE ADMINISTRATIVE AGENT FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, AGREEMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK EXPRESSLY AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT FROM ITS OWN NEGLIGENCE. EACH BANK AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE, CALCULATED IN ACCORDANCE WITH ITS TOTAL COMMITMENT, OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT WHETHER THROUGH NEGOTIATIONS, LEGAL

PROCEEDINGS OR OTHERWISE OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE CREDIT DOCUMENTS) TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER OR THE GUARANTOR. THIS SECTION 9.08 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, AGREEMENTS, SUITS, COSTS, EXPENSES, ETC. ARISING FROM ANY NON-TAX CLAIM.
ARTICLE X.
MISCELLANEOUS
Section 10.01.     Amendments, Etc. No amendment or waiver of any provision of any Credit Document, nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall do any of the following: (a) increase any Commitment of any Bank or subject any Bank to any additional obligations without the consent of such Bank, (b) reduce the principal of, or interest on, any Advances of any Bank or any fees or other amounts payable to any Bank hereunder without the consent of such Bank, (c) postpone any date fixed for any payment of principal of, or interest on, any Advances or any fees or other amounts payable hereunder without the consent of each affected Bank, (d) change the percentage of any Commitment or of the aggregate unpaid principal amount of any Advances, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement or any other Credit Document without the consent of each Bank, (e) release the Borrower or the Guarantor or otherwise change any obligation of the Borrower or the Guarantor to pay any amount payable by the Borrower or Guarantor hereunder without the consent of each Bank or (f) amend this Section 10.01 without the consent of each Bank, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Credit Document; provided, further that, each of the Bank of America Fee Letter, the JPMCB Fee Letter, the Regions Fee Letter, the Wells Fargo Fee Letter and the Upfront Fee Letter may be amended, or rights and privileges thereunder waived or modified in a writing executed only by all of the respective parties thereto; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Guarantor in addition to any other party required above to take such action, affect the rights or duties of the Guarantor under any Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) no Commitment of any Defaulting Bank may be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Banks that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

Section 10.02.     Notices, Etc. All notices and other communications provided for in this Agreement and each other Credit Document shall be in writing (including telecopy or email communication) and mailed, telecopied or emailed or delivered, if to any Bank as specified on Schedule I hereto or specified pursuant to an Assignment; if to the Borrower or the Guarantor, as specified opposite its name on Schedule II hereto; or, as to the Borrower, the Guarantor or the Administrative Agent, at such other address as shall be designated by such party in a prior written notice to the other parties (provided that such address of each of Borrower, Guarantor and the Administrative Agent for notice purposes shall be an address in the United States) and, as to each other party, at such other address as shall be designated by such party in a prior written notice to the Borrower, the Guarantor and the Administrative Agent. All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mails, sent by telecopier to any party to the telecopier number as set forth herein or on Schedule I or Schedule II hereto (or other telecopy number specified by such party in a written notice to the other parties hereto), or sent by email to the addresses set forth herein or on Schedule I or Schedule II hereto, respectively, except that notices to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent by physical delivery or telecopy.
Section 10.03.     No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law. Notwithstanding anything to the contrary contained herein or in any Credit Document, the authority to enforce rights and remedies hereunder and under the Credit Documents against the Borrower and the Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VIII for the benefit of all the Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder, (b) any Bank from exercising setoff rights in accordance with Section 10.05, or (c) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or the Guarantor under any insolvency, bankruptcy, reorganization, receivership or other debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder, then (i) the Majority Banks shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Bank may, with the consent of the Majority Banks, enforce any rights and remedies available to it and as authorized by the Majority Banks.
Section 10.04.     Costs, Expenses and Taxes. (a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment or waiver of any Credit Document, including, without limitation, the reasonable fees and out-of-pocket expenses of McGuireWoods LLP, special counsel to the Administrative Agent (and in the case of reasonable fees and out-of-pocket expenses of such special counsel in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents prior to and on the Effective Date, to the extent presented to the Borrower for payment no later than thirty (30) days following the Effective Date), with respect to advising the Administrative Agent and (ii) all reasonable out-of-pocket costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of the Administrative Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) against the Borrower or the Guarantor of any Credit Document.
(b)    EACH OF THE BORROWER AND THE GUARANTOR, JOINTLY AND SEVERALLY, AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, TO INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), THE JOINT LEAD ARRANGERS AND EACH BANK AND EACH OF THEIR RESPECTIVE AFFILIATES, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS, TRUSTEES, REPRESENTATIVES AND CONTROLLING PERSONS (EACH, AN “INDEMNIFIED PERSON”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES, DISBURSEMENTS AND OTHER CHARGES OF COUNSEL), FOR WHICH ANY INDEMNIFIED PERSON MAY BECOME LIABLE OR WHICH MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY SUCH INDEMNIFIED PERSON BY THE BORROWER, THE GUARANTOR OR ANY OTHER PERSON, IN EACH CASE IN CONNECTION WITH OR ARISING OUT OF OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH, WHETHER OR NOT SUCH INDEMNIFIED PERSON IS A PARTY THERETO), (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, OR IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED INDEMNIFIED PERSONS, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (INCLUDING IN RESPECT OF ANY MATTERS ADDRESSED IN SECTION 2.15) OR (II) ANY ADVANCES OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), EXCEPT TO THE EXTENT ANY SUCH CLAIM, DAMAGE, LIABILITY OR EXPENSE IS FOUND IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF ANY CREDIT DOCUMENT. EACH OF THE BORROWER AND THE GUARANTOR ALSO AGREE THAT NO INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE) TO THE BORROWER OR THE GUARANTOR OR THE BORROWER OR GUARANTOR’S RESPECTIVE SUBSIDIARIES OR AFFILIATES OR TO ANY EQUITY HOLDERS OR CREDITORS OF THE BORROWER OR THE GUARANTOR

ARISING OUT OF, RELATED TO OR IN CONNECTION WITH ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT OF DIRECT, AS OPPOSED TO SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE, DAMAGES DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF ANY CREDIT DOCUMENT. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF INFORMATION OR OTHER MATERIALS OBTAINED THROUGH ELECTRONIC TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS, OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON OR FROM SUCH INDEMNIFIED PERSON’S MATERIAL BREACH OF ANY CREDIT DOCUMENT, IN EACH CASE, AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.
Section 10.05.     Right of Set-off. Upon (a) the occurrence and during the continuance of a Default pursuant to Section 8.01(a) or (b) the making of the request or the granting of the consent specified by Section 8.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 8.01, each Bank (other than a Defaulting Bank) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or any affiliate of such Bank to or for the credit or the account of the Borrower or the Guarantor (but not any other Person) against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under the Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement or any Credit Document and although such obligations may be unmatured, provided that no Bank shall exercise such set-off rights with respect to deposits that such Bank knows are held by the Borrower or the Guarantor for the benefit of another Person (such deposits, “Third Party Funds”), and each Bank agrees that if it has exercised its set-off rights under this Section 10.05 with respect to Third Party Funds, such Bank shall promptly return such Third Party Funds to the Borrower or the Guarantor, as applicable, provided further that in the event that any Defaulting Bank shall receive any property of the Borrower or Guarantor or payment (including by purported right of set off or otherwise), (x) all amounts so received shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Debt and other obligations owing to such Defaulting Bank as to which it received such property or payment. Each Bank agrees to notify the Borrower and the Guarantor promptly after such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

Section 10.06. Bank Assignments and Participations. (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any of its Commitments, any Advances owing to it, and any Notes held by it) with the consent, not to be unreasonably withheld, of the Administrative Agent, provided, however, that (i) each such assignment of an assigning Bank’s Commitment shall be of a constant, and not a varying, percentage of all of such Bank’s rights and obligations under this Agreement in respect of such Commitment, (ii) the amount of each such resulting Commitment, and applicable Advances of the assigning Bank (unless it is assigning all its Commitment) and the assignee Bank pursuant to each such assignment (determined as of the date of the Assignment with respect to such assignment) shall in no event be less than $10,000,000 for any applicable Commitment and shall be an integral multiple of $1,000,000 (unless each of the Borrower and the Administrative Agent consents; provided that the Borrower shall have no such consent right if a Default has occurred and is continuing), (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment, together with any Note or Notes subject to such assignment, and shall pay all legal and other expenses in respect of such assignment and (v) the assignor or the assignee shall pay to the Administrative Agent an assignment fee of $3,500 in connection with such assignment (which shall be waivable by the Administrative Agent in its sole discretion). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment, which effective date shall be at least three (3) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment, relinquish its rights and be released from its obligations to lend under this Agreement (and, in the case of an Assignment covering all or the remaining portion of such Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).
(b)    Terms of Assignments. By executing and delivering an Assignment, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto the matters set forth in paragraphs 2 and 3 of such Assignment.
(c)    The Register. The Administrative Agent shall maintain at its address referred to on Schedule I a copy of each Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and all Commitments of, and principal amount of all Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent error, and the Borrower, the Guarantor, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower, the Guarantor or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)    Procedures. Upon its receipt of an Assignment executed by a Bank and an assignee pursuant to the terms of this Agreement, the Administrative Agent shall, if such Assignment has been completed and is in substantially the form of the attached Exhibit C, and otherwise in conformity with this Section 10.06, (i) accept such Assignment, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower and the Guarantor. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if the assignee shall so request, execute and deliver to the Administrative Agent, in exchange for any surrendered Note, a new Note to the order of such assignee in an amount equal to the applicable Commitment assumed by it pursuant to such Assignment and, if such assigning Bank has retained any Commitment hereunder and so requests, a new Note to the order of such Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of the attached Exhibit A-1 or Exhibit A-2, as applicable.
(e)    Participations. Each Bank may sell participations to one or more banks or other entities (other than a Defaulting Bank) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any of its Commitments, any Advances owing to it, and any Notes held by it), provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, all of its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Guarantor, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and shall have no duties or responsibilities to the participant, (v) such Bank shall not require the participant’s consent to any matter under this Agreement, except for changes in the principal amount of such Bank’s Commitment, any Note payable to such Bank, in each case, in which the participant has an interest, reductions in such Bank’s fees or interest, in which the participant has an interest, the date any amount in which the participant has an interest is due to such Bank hereunder, or extending the Termination Date, and (vi) such Bank shall give prompt notice to the Borrower of each such participation sold by such Bank. No participant shall have any rights under any provisions of any of the Credit Documents. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest hereunder or other obligations under the Credit Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    Permitted Assignments. Notwithstanding any other provision set forth in this Agreement, any Bank may assign all or any portion of its rights under this Agreement (including, without limitation, rights to payments of principal and/or interest under any Notes held by it) to any subsidiary of such Bank or to any Federal Reserve Bank, without notice to or consent from the Borrower or the Administrative Agent, provided, however, that such Bank shall not be released from any of its obligations hereunder as a result of such assignment.
(g)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances, calculated in accordance with the Defaulting Bank’s applicable Commitment, previously requested, required to be funded, but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Banks hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its applicable Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
Section 10.07.     Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed in accordance with, the laws of the State of Texas (except that Chapter 346 of the Texas Finance Code, which regulates certain revolving credit loan accounts, shall not apply to this Agreement or any other Credit Document).
Section 10.08.     Interest. (a) It is the intention of the parties hereto that the Administrative Agent and each Bank shall conform strictly to Applicable Usury Laws from time to time in effect. Accordingly, if the transactions with the Administrative Agent or any Bank contemplated hereby would be usurious under Applicable Usury Laws, then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes, or any other agreement entered into in connection with or as security for this Agreement or the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under Applicable Usury Laws that is contracted for, taken, reserved, charged or received by the Administrative Agent or such Bank, as the case may be, under this Agreement, the Notes, or under any other agreement entered into in connection with or as security for this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such Applicable Usury Laws and any excess shall be canceled automatically and, if theretofore paid, shall at the option of the Administrative Agent or such Bank, as the case may be, be credited by the Administrative Agent or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent or such Bank, as the case may be, by the Borrower or refunded by the Administrative Agent or such Bank, as the case may be, to the Borrower, and (ii) in the event that the maturity of any Advance or other obligation payable to the Administrative Agent or such Bank, as the case may be, is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under Applicable Usury Laws, may never include more than the maximum amount allowed by such Applicable Usury Laws and excess interest, if any to the Administrative Agent or such Bank, as the case may be, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the Administrative Agent or such Bank, as the case may be, be credited by the Administrative Agent or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent or such Bank, as the case may be, by the Borrower or refunded by the Administrative Agent or such Bank, as the case may be, to the Borrower.
(b)    In the event that at any time the rate of interest applicable to any Advance made by any Bank would exceed the Maximum Rate, thereby causing the interest payable under this Agreement or the Notes to be limited to the Maximum Rate, then any subsequent reductions in the applicable rate of interest hereunder or under the Notes shall not reduce the rate of interest charged hereunder or under the Notes below the Maximum Rate until the total amount of interest accrued under this Agreement and the Notes from and after the date hereof equals the amount of interest that would have accrued hereon or thereon if the rates of interest otherwise applicable to this Agreement and the Notes (without limitation by the Maximum Rate) had at all times been in effect. In the event that upon the final payment of all of the Advances made by any Bank and termination of all of the Commitments of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Sections 2.07(a) and (b) had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by Applicable Usury Laws, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Advances if the Maximum Rate had at all times been in effect or (ii) the amount of interest rates applicable to such Advances pursuant to Sections 2.07(a) and (b) had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.
(c)    The maximum non-usurious rate of interest shall be determined, subject to any applicable Federal law to the extent that it permits Banks to contract for, charge, reserve or receive a greater amount of interest than under the Texas Finance Code or other laws of the State of Texas, by utilizing the applicable weekly ceiling from time to time in effect pursuant to Chapter 303 of the Texas Finance Code. Pursuant to Section 346.004 of the Texas Finance Code, the parties hereto agree that in no event will the provisions of Chapter 346 of the Texas Finance Code be applicable to the transactions contemplated by the Credit Documents.
Section 10.09.     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.10.     Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made by the Borrower or the Guarantor or any officer of the Borrower or the Guarantor herein or in any certificate or other document delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and shall survive the issuance and delivery of the Notes and the making of the Advances regardless of any investigation. The indemnities and other obligations of the Borrower contained in this Agreement, and the indemnities by the Banks in favor of the Agent and its officers, directors, employees and agents, will survive the repayment of the Advances and the termination of this Agreement.
Section 10.11.     The Borrower’s Right to Apply Deposits. In the event that any Bank is placed in receivership or enters a similar proceeding, the Borrower may, to the full extent permitted by law, make any payment due to such Bank hereunder, to the extent of finally collected unrestricted deposits of the Borrower in U.S. Dollars held by such Bank, by giving notice to the Administrative Agent and such Bank directing such Bank to apply such deposits to such indebtedness. If the amount of such deposits is insufficient to pay such indebtedness then due and owing in full, the Borrower shall pay the balance of such insufficiency in accordance with this Agreement.
Section 10.12.     Confidentiality. Each Bank and the Administrative Agent agree that they will not disclose without the prior consent of the Borrower and the Guarantor (other than to the Joint Lead Arrangers or any Bank and the affiliates, employees, agents, auditors, accountants, counsel, representatives or other professional advisors (legal or otherwise) of the Administrative Agent, the Joint Lead Arrangers or any Bank who have a contractual, fiduciary or professional duty to maintain the confidentiality of the information and not breach such duty) any information with respect to the Borrower or the Guarantor or their Subsidiaries which is furnished pursuant to this Agreement and which is not disclosed in an SEC Filing, a report to stockholders, a press release, or has otherwise become generally available to the public otherwise than through a breach hereof (the “Confidential Information”), provided that any Bank may disclose any such Confidential Information (a) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or submitted to or required or requested by the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States of America or elsewhere) or their successors, (b) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (c) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (d) to an assignee or participant or prospective assignee or participant in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank, provided that (i) such assignee or participant or prospective assignee or participant executes an agreement with the Borrower and the Guarantor agreeing to comply with the provisions contained in this Section 10.12 and (ii) unless a Default has occurred and is continuing, no Confidential Information may be disclosed to any participant or prospective participant, other than a participant or a prospective participant that is (A) a Bank or any Affiliate of any Bank or (B) a commercial bank or financial institution, in each case with an office in the United States of America, without the Company’s prior written consent. In the event that the Administrative Agent or any Bank becomes legally compelled or otherwise obligated to disclose any of the Confidential Information (other than to regulatory or supervisory authorities having jurisdiction over such Bank) and unless otherwise prohibited by applicable laws or regulations, such Person will promptly, after obtaining knowledge of its obligation to disclose such information, provide the Borrower with notice so that the Borrower may seek a protective order or other appropriate remedy or waive compliance with this Section. In the event such protective order or other remedy is not obtained, such Person will furnish only that portion of the Confidential Information which it is advised by legal counsel is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. In the event that compliance with this Section is waived by the Borrower, such Person may disclose any and all information at issue without liability to the Borrower, the Guarantor or any other Person. Notwithstanding the foregoing, the Administrative Agent and each Bank may, and the Borrower hereby authorizes the Administrative Agent and each Bank to, include references to the Borrower, its Subsidiaries and the Guarantor, and utilize any logo or other distinctive symbol associated with the Borrower, its Subsidiaries and the Guarantor, solely in connection with any advertising, promotion or marketing undertaken by the Administrative Agent or such Bank in the ordinary course of its business, or, subject to the Borrower’s prior review and approval of any such action by the Administrative Agent or such Bank (which approval shall not be unreasonably withheld), outside of the ordinary course of its business. Each of the Administrative Agent and the Banks acknowledges that (a) it has no interest or right in any logo or other distinctive symbol associated with the Borrower, its Subsidiaries or the Guarantor, except for the limited right to use as expressly permitted by the preceding sentence, and no other rights of any kind are granted hereunder, by implication or otherwise, and (b) the Borrower, such Subsidiary or the Guarantor, as applicable, is the sole and exclusive owner of all right, title and interest in such logo or other distinctive symbol associated with the Borrower, its Subsidiaries or the Guarantor.
Section 10.13.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Administrative Agent, each Bank and their respective successors and permitted assigns, except that the Borrower and the Guarantor shall not have the right to assign any of their respective rights hereunder or any interest herein without the prior written consent of the Banks. The rights of the Banks to assign this Agreement are set forth in and are subject to the provisions of Section 10.16.
Section 10.14.     ENTIRE AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.
THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE COMMITMENT LETTER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT IN CASE OF A

CONFLICT BETWEEN THE COMMITMENT LETTER AND THIS AGREEMENT, THIS AGREEMENT SHALL CONTROL.
Section 10.15.     USA PATRIOT ACT. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and the Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, the Guarantor and their respective Subsidiaries, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower, the Guarantor and their respective Subsidiaries in accordance with the Act. The Borrower, the Guarantor and their respective Subsidiaries shall, promptly following a reasonable request by the Administrative Agent or any Bank, provide all documentation and other information that the Administrative Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 10.16.     No Fiduciary Relationship. Each of the Borrower and the Guarantor, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Guarantor, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
Section 10.17.     Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.17, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Bank shall be limited by any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.18.     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE ADMINISTRATIVE AGENT, THE BORROWER AND GUARANTOR EACH HEREBY ACKNOWLEDGES THAT THE UNITED STATES ADDRESS DESIGNATED PURSUANT TO SECTION 10.02 SHALL BE SUCH PERSON’S ADDRESS FOR PURPOSES OF SERVICE OF PROCESS HEREUNDER.
Section 10.19.     Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignments, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: BRINKER INTERNATIONAL, INC. By: /s/ Marie Perry Name: Marie Perry Title: Senior Vice President, Controller, Treasurer and Chief Financial Officer

GUARANTOR: BRINKER RESTAURANT CORPORATION By: /s/ Denise Moore Name: Denise Moore Title: Vice President, Treasurer and Assistant Secretary

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A.
By: /s/ Erik M. Truette Name: Erik M. Truette Title: Vice President

BANKS:

BANK OF AMERICA, N.A. By: /s/ Aron Frey Name: Aron Frey Title: Assistant Vice President

JPMORGAN CHASE BANK, N.A. By: /s/ Gregory T. Martin Name: Gregory T. Martin Title: Vice President

REGIONS BANK By: /s/ Richard M. Prewitt, Jr. Name: Richard M. Prewitt, Jr. Title: Senior Vice President

WELLS FARGO BANK, N.A. By: /s/ Steve Leon Name: Steve Leon Title: Managing Director

COMPASS BANK By: /s/ Michael Dixon Name: Michael Dixon Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. By: /s/ Christine Howatt Name: Christine Howatt Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION By: /s/ Mark D. Rodgers Name: Mark D. Rodgers Title: Vice President

GREENSTONE FARM CREDIT SERVICES, ACA By: /s/ Jeff Pavlik Name: Jeff Pavlik Title: Vice President

EXHIBIT A
FORM OF NOTE

U.S. $________    Dated:                [__________], 20____

FOR VALUE RECEIVED, the undersigned, Brinker International, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of ___________ (the “Bank”) or its registered assigns, for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) or any other office designated by the Bank, the principal amount of each Advance (as defined below) made by the Bank to the Borrower pursuant to the Credit Agreement on the date such Advance is due and payable as set forth in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

The Borrower further promises to pay interest, on demand, on any overdue principal and, to the extent permitted by applicable law, overdue interest from their due dates at such interest rates as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at the Administrative Agent’s Office (as defined in the Credit Agreement referred to below), in same day funds. Each Advance made by the Bank to the Borrower and the maturity thereof, and all payments made on account of principal thereof and interest thereon and the respective dates thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note; provided, however, that failure of the Bank to make such notation or any error therein shall not in any manner affect the obligations of the Borrower under this Note or the Credit Agreement.

This Note is one of the Notes referred to in, and is subject to and entitled to the benefits of, the Credit Agreement, dated as of March __, 2015 (as it may be amended, amended and restated, restated, supplemented or modified from time to time in accordance with its terms, the “Credit Agreement”), among the Borrower, Brinker Restaurant Corporation, a Delaware corporation, as Guarantor, the Bank and certain other banks parties thereto (collectively, the “Banks”) and Bank of America, N.A., as Administrative Agent for the Banks. The Credit Agreement, among other things, (a) provides for the making of revolving credit advances (the “Advances”) by the Bank to the Borrower from time to time pursuant to Section 2.01 of the Credit Agreement in an aggregate outstanding principal amount not to exceed at any time the U.S. dollar amount first above mentioned and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. Capitalized terms used herein which are not defined herein and are defined in the Credit Agreement are used herein as therein defined.

The Borrower hereby waives presentment for payment, notice of nonpayment, demand, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration and any other notice of any kind, except as provided in the Credit Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note and the Advances evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 10.06(c) of the Credit Agreement.

This Note shall be governed by, and construed in accordance with, the laws of the State of Texas (except that Chapter 346 of the Texas Finance Code, which regulates certain revolving credit loan accounts, shall not apply to this Note).

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BRINKER INTERNATIONAL, INC.

By:________________________________
Name: _____________________________
Title: ______________________________

ADVANCES, MATURITIES
AND PAYMENTS OF PRINCIPAL AND INTEREST

Borrowing Date	Amount and Type of Advance	Rate of Interest Applicable to Advance	Amount of Principal Paid or Prepaid	Amount of Interest Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B
FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Administrative Agent
for the Banks parties
to the Credit Agreement
referred to below
101 North Tryon Street
One Independence Center
Mail Code: NC1-001-05-46
Charlotte, NC 28255-0001
Attention: Charles Hensley
Telecopy: 704-719-5362
Email:  charles.hensley@baml.com

Ladies and Gentlemen:

The undersigned, Brinker International, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of March __, 2015 (as amended, amended and restated, restated, supplemented or modified from time to time in accordance with its terms, the “Credit Agreement”; capitalized terms defined therein and not defined herein being used herein as therein defined), among the undersigned, Brinker Restaurant Corporation, a Delaware corporation, as Guarantor, certain Banks parties thereto, and Bank of America, N.A., as Administrative Agent, and hereby gives you notice, irrevocably pursuant to Section 2.02 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Credit Agreement:

A Borrowing of:	Advances
Borrowing Date of Borrowing (which is a Business Day)	_______________________________
Aggregate Principal Amount of Borrowing[1]	_______________________________
Type of Advance	[Eurodollar Rate Advance] [Base Rate Advance]
For Eurodollar Rate Advances:	with an Interest Period of [1] [2] [3] [6] months
_______________
    1For Advances: not less than $10,000,000 or greater than the unused Total Commitment and in integral multiples of $1,000,000.

The Borrower hereby requests that the proceeds of the Borrowing requested hereunder be remitted by the Administrative Agent to the following account of the Borrower:

Wire To:	_______________________________
ABA:	_______________________________
Account #:	_______________________________
Account Location:	_______________________________

    The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)    the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date and the representations and warranties contained in Section 5.04(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.02(c) of the Credit Agreement;

(b)    no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes or with the giving of notice, the lapse of time or both, would constitute a Default; and

(c)    after giving effect to the Proposed Borrowing of Advances and all other Borrowings of Advances which have been requested on or prior to the date of the Proposed Borrowing of Advances but which have not been made prior to such date, the aggregate principal amount of Advances owing to any Bank will not exceed the Total Commitment of such Bank.

Very truly yours,

BRINKER INTERNATIONAL, INC.

By:________________________________
Name: _____________________________
Title: ______________________________

EXHIBIT C
FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)] [the respective Assignors (in their respective capacities as Banks])] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
_______________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________
______________________________

2.	Assignee[s]: ______________________________
______________________________
[if applicable, for each Assignee, indicate Affiliate of [identify Bank]]

3.	Borrower: Brinker International, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement, dated as of March __, 2015 among the Borrower, Brinker Restaurant Corporation, as Guarantor, the Banks from time to time party thereto, and the Administrative Agent, as amended, amended and restated, restated, supplemented or modified from time to time in accordance with its terms.

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitments for all Banks[7]	Amount of Commitments Assigned	Percentage Assigned of Commitments/ Advances[8]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7.	Trade Date: __________________][9]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
___________________
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.
9 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Name:
Title:
Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent
By:    _________________________________
    Name:
Title:

[Consented to:]10
BRINKER INTERNATIONAL, INC.

By:	_________________________________ Name:
Title:

____________________
    10 To be added only if the consent of the Borrower is required pursuant to the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.02(c) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-U.S. Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT D
FORM OF LEGAL OPINION OF BORROWER’S AND GUARANTOR’S COUNSEL
March 12, 2015

To each of the Banks as defined in
the Credit Agreement herein described
and to Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
This opinion is furnished to you pursuant to § 3.01(a)(iv) of the Credit Agreement dated as of March 12, 2015 (the “Credit Agreement”) among Brinker International, Inc., a Delaware corporation, as borrower (the “Borrower”), Brinker Restaurant Corporation, a Delaware corporation, as guarantor (the “Guarantor”), the banks party thereto (the “Banks”), and Bank of America, N.A., as Administrative Agent for the Banks (in such capacity, the “Administrative Agent”). Capitalized terms defined in the Credit Agreement are used herein with the same meaning unless otherwise defined herein.
DOCUMENTS EXAMINED
In our capacity as special counsel for the Borrower and the Guarantor, we have examined the originals, copies or forms, certified or otherwise identified to our satisfaction, of the following documents (items (i) and (ii) below, the “Documents”):
(i)    The Credit Agreement;
(ii)    The Notes issued on the date hereof, if any (the “Notes”);
(iii)    Certificate of Incorporation of the Borrower as filed with the Secretary of State of Delaware on September 30, 1983 and all amendments thereto through the date hereof (the “Borrower Certificate of Incorporation”);
(iv)    Certificate of Incorporation of the Guarantor as filed with the Secretary of State of Delaware on June 29, 1990 and all amendments thereto through the date hereof (the “Guarantor Certificate of Incorporation”);
(v)    Bylaws of the Borrower (the “Borrower Bylaws”);
(vi)    Bylaws of the Guarantor (the “Guarantor Bylaws”); and
(vii)    The certificates (including attachments) delivered to the Administrative Agent pursuant to § 3.01 of the Credit Agreement.
In addition, we have examined and relied upon such certificates of public officials and other certificates, opinions and instruments as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. As to matters of fact material to our opinion, we have, when relevant facts were not independently established, relied upon certificates of representatives of the Borrower and the Guarantor and upon representations and warranties set forth in the Credit Agreement, and have not conducted any special inquiry or investigation in respect of such matters.
As used herein, (i) “Disclosed” means disclosed in the Credit Agreement or the SEC Filings of the Borrower filed with the SEC prior to the date hereof and (ii) “Knowledge” means the current, actual knowledge of the attorneys of this firm who are involved in the representation of the Borrower and the Guarantor in connection with the transactions contemplated by the Credit Agreement, without any independent investigation.
ASSUMPTIONS
In rendering this opinion, we have assumed, with your consent and without any independent investigation, all of the following:
(A)    the genuineness of all signatures (other than those of the officers of the Borrower and the Guarantor who executed the Credit Agreement and the Notes), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted as certified, conformed or photostatic copies;
(B)    that each of the parties to the Documents other than the Borrower and the Guarantor (the “Other Parties”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has full power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party, that each of the Documents has been duly authorized, executed and delivered by each of the Other Parties thereto, that each of the Documents constitutes a valid and legally binding obligation of each of the Other Parties thereto and is enforceable against the Other Parties in accordance with its terms, that each of the Other Parties has fulfilled and complied with its obligations under the Documents to the extent required thereunder to date, and that the Borrower and the Guarantor have received or will concurrently herewith receive the consideration provided in the Documents to be received at or prior to the date hereof;
(C)    that all of the Documents will be performed strictly in accordance with the terms thereof; and
(D)    that the representations and warranties as to factual matters contained in the Documents are true and correct.
OPINION
Based upon the foregoing and having due regard for the legal considerations we deem relevant, and subject to the further qualifications and limitations hereinafter set forth, we are of the opinion that:
1.    Each of the Borrower and the Guarantor is a corporation duly incorporated, validly existing and in good standing under the Delaware General Corporation

Law, as amended (the “DGCL”), and has the corporate power and authority under the DGCL to enter into and perform the Credit Agreement and the Notes.
2.    The execution and delivery by the Borrower of each of the Credit Agreement and the Notes issued on the date hereof and the performance by the Borrower of its obligations thereunder have been duly and validly authorized by all necessary corporate action of the Borrower; each of the Credit Agreement and the Notes issued on the date hereof has been duly executed and delivered by the Borrower; and each of the Credit Agreement and the Notes issued on the date hereof constitutes a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, in each case except as enforcement of the Credit Agreement or the Notes may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.
3.    The execution and delivery by the Guarantor of the Credit Agreement and the performance by the Guarantor of its obligations thereunder have been duly and validly authorized by all necessary corporate action of the Guarantor; the Credit Agreement has been duly executed and delivered by the Guarantor; and the Credit Agreement constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.
4.    Neither the execution and delivery of the Credit Agreement or the Notes issued on the date hereof nor the consummation of the transactions contemplated therein will violate any provision of the Borrower Certificate of Incorporation, the Guarantor Certificate of Incorporation, the Borrower Bylaws or the Guarantor Bylaws, or to our Knowledge, conflict with or violate any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to the Borrower or the Guarantor.
5.    To our Knowledge and except as Disclosed, there are no actions, suits, proceedings or claims or investigations pending or threatened against or affecting the Borrower or the Guarantor or any of their respective properties before any court, governmental agency or regulatory authority which would (i) have a Material Adverse Effect or (ii) impair the ability of the Borrower or the Guarantor to perform their obligations under the Credit Agreement or the Notes issued on the date hereof.
6.    Neither the Borrower nor the Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
FURTHER QUALIFICATIONS AND LIMITATIONS
The opinions expressed above are expressly subject to the following qualifications and limitations:

(a)    We express no opinion as to (i) the specific remedy that any court or other authority or body might grant in connection with the enforcement of rights under any of the Documents, as to the availability of equitable remedies, as such, in connection with the enforcement of such rights, or as to the effects of the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity), (ii) the application of any securities laws to any of the transactions contemplated by any of the Documents, or (iii) the effect of any environmental, antitrust or tax laws of the United States of America or of the State of Texas.
(b)    We express no opinion as to the validity or enforceability of (i) any provisions purporting to entitle a party to indemnification or release from liability in respect of any matters arising in whole or in part by reason of any illegal, wrongful, knowing or negligent act or omission of such party, (ii) any provisions that purport to restrict access to or waive remedies or defenses, to waive any rights to notices or to establish evidentiary standards, (iii) any provisions relating to liquidated damages, set-offs, waivers, releases, suretyship defenses, delays or omissions of enforcement of rights or remedies, severability, consent judgments or summary proceedings, (iv) any provisions purporting to irrevocably appoint attorneys-in-fact or other agents, (v) any provisions purporting to restrict or limit transfer, alienation or encumbrancing of property, (vi) any provisions that relate to submissions to jurisdiction, waivers or ratifications of future acts, the rights of, third parties or transferability of assets which by their nature are nontransferable, (vii) provisions that contain any agreement to agree, or (viii) provisions that purport to negate or control over present or future laws which are contrary to such provisions.
(c)    To the extent that the opinions given in Sections 2, 3 and 4 constitute opinions with respect to laws relating to usury, such opinions are expressly limited to the opinion that the Credit Agreement and the Notes do not require the payment of interest at a rate which is usurious. In rendering such opinion, we have relied upon and assumed the applicability of Chapter 303 of the Texas Finance Code, as currently in effect, and have assumed that (i) there are no fees, points or other charges or forms of compensation to the Administrative Agent, the Syndication Agent, or any Bank in respect of the Credit Agreement or the issuance of the Notes or any commitment to pay any such charges or other forms of compensation, other than those specifically disclosed in the Credit Agreement, the Commitment Letter, the Bank of America Fee Letter, the JPMCB Fee Letter, the Regions Fee Letter, the Wells Fargo Fee Letter and the Upfront Fee Letter, (ii) all fees and charges provided for in the Credit Agreement, the Commitment Letter, the Bank of America Fee Letter, the JPMCB Fee Letter, the Regions Fee Letter, the Wells Fargo Fee Letter and the Upfront Fee Letter to be paid by Borrower or Guarantor to the Administrative Agent, Joint Lead Arrangers and Book Runners, the Syndication Agents or any Bank constitute bona fide commitment fees, arrangement fees, or administrative agent’s fees, as applicable, and not interest, (iii) all charges for reimbursement of services paid to third parties will be for actual out-of-pocket expenses paid to third parties for services actually rendered by such parties, (iv) the Administrative Agent, the Syndication Agent, the Banks, the Borrower and the Guarantor will comply with the “usury savings clause” and other provisions of the Credit Agreement to the effect that the Borrower and the Guarantor will never be required to pay interest (including all compensation that constitutes interest under applicable law) on the Notes or otherwise in respect of the Credit Agreement in excess of the maximum rate or amount of interest that may lawfully be contracted for, charged or collected thereon or in connection therewith under applicable Texas law (collectively, the “Savings Clauses”), and (v) in complying with the provisions of the Saving Clauses, the Administrative Agent, the Syndication Agent and such Bank will give due consideration to all fees, charges or other compensation which under applicable Texas law may be or is deemed to be interest.
(d)    We are members of the Bar of the State of Texas. This opinion relates only to the Federal laws of the United States of America, the laws of the State of Texas and the DGCL as currently in effect, and we express no opinion with regard to any matters that may be governed or affected by any other laws.
(e)    This opinion is limited solely to the matters stated herein and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.
The opinions expressed herein are solely for the benefit of you and your counsel in connection with the transactions contemplated by the Credit Agreement and may not be used or relied upon by any other person or entity or for any other purpose whatsoever. The opinions expressed herein are as of the date first set forth above, and we do not assume or undertake any responsibility or obligation to supplement or to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the laws which may hereafter occur.12
Very truly yours,

____________________
12 Assignees need to be able rely on the opinion and the opinion may be shown to regulatory agencies.

EXHIBIT E
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 2.15(e) of the Credit Agreement, dated as of March __, 2015 (as amended, amended and restated, restated, supplemented or modified from time to time in accordance with its terms, the “Credit Agreement”) among BRINKER INTERNATIONAL, INC. (the “Borrower”), BRINKER RESTAURANT CORPORATION, as the Guarantor, the Banks party thereto and BANK OF AMERICA, N.A., as Administrative Agent. Capitalized terms defined in the Credit Agreement are used herein with the same meaning unless otherwise defined herein.

The undersigned hereby represents and warrants to the Administrative Agent and the Borrower that:

1.    the undersigned is the sole record and beneficial owner of the Advances or the transactions evidenced by the Note(s), if any, registered in its name in respect of which it is providing this certificate;

2.    the undersigned is not a bank (within the meaning of Section 881(c)(3)(A) of the Code) and, in this regard, further represents and warrants that:

(a) the undersigned is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the undersigned has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.    the undersigned is not a 10-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower;

4.    the income from the Advances or the transactions evidenced by the Note(s), if any, held by the undersigned is not effectively connected with the conduct of a trade or business with the United States; and

5.    the undersigned is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the Borrower.

The undersigned has furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall so inform the Administrative Agent and the Borrower in writing within thirty days of such change and (b) the undersigned shall furnish to the Administrative Agent and the Borrower a properly completed and currently effective certificate in either the calendar year in which payment is to be made by

E-1

the Borrower to the undersigned under the Credit Agreement, or in either of the two calendar years preceding such payment.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of ________ __, 20___.

[NAME OF BANK]

By:___________________
Name:
Title:

E-2

SCHEDULE I

BANK AND ADMINISTRATIVE AGENT ADDRESSES

ADMINISTRATIVE AGENT:
(for payments and Requests for Advances):

BANK OF AMERICA, N.A.
101 North Tryon Street
One Independence Center
Mail Code: NC1-001-05-46
Charlotte, NC 28255-0001
Attention: Charles Hensley

Telephone:    980/388.3225
Telecopy:    704/719.5362

(Other Notices as Administrative Agent - for financial statements, compliance certificates, maturity extension and commitment change notices, etc):

Bank of America, N.A.
Agency Management
900 West Trade Street
Gateway Village
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Erik Truette
Email: erik.m.truette@baml.com
Telephone: 980/387.5451
Telecopy: 704/409.0015

SCHEDULE I-1

CO-SYNDICATION AGENTS:

JPMORGAN CHASE BANK, N.A.
10 South Dearborn Street, 10th Floor
Mail Code: IL1-0010
Chicago, Illinois 60603
Attn: Non-Agented Servicing Team

Telephone:    312/385-7072
Telecopy:    312/256-2608

REGIONS BANK
201 Milan Parkway
Birmingham, AL 35211
Attn: Moronica Fortner

Telephone:    205/420-7726
Telecopy:    205/261-7069

WELLS FARGO BANK, N.A.

1808 Aston Avenue, #250
Carlsbad, CA 92008
Attn: Denise Crouch

Telephone:    760/918-2700
Telecopy:    866/968/1299

SCHEDULE I-2

BANKS:

BANK OF AMERICA, N.A.
Agency Management
101 South Tryon Street
Bank of America Plaza
Mail Code: NC1-002-15-36
Charlotte, NC 28255-0001
Attention: Erik Truette

Telephone: 980/387.5451
Telecopy: 704/409.0015

JPMORGAN CHASE BANK, N.A.
10 South Dearborn Street, 10th Floor
Mail Code: IL1-0010
Chicago, IL 60603
Attn: Non-Agented Servicing Team

Telephone:    312/385-7072
Telecopy:    312/256-2608

REGIONS BANK
201 Milan Parkway
Birmingham, AL 35211
Attn: Moronica Fortner

Telephone:    205/420-7726
Telecopy:    205/261-7069

COMPASS BANK
8080 N.Central Expwy, Suite 120
Dallas, TX 75206
Attn: Christina Whitlock

Telephone:    214/346-2780
Telecopy:    866/984/8668

WELLS FARGO BANK, N.A.
1808 Aston Avenue, #250
Carlsbad, CA 92008
Attn: Denise Crouch

Telephone:    760/918-2700
Telecopy:    866/968/1299

SCHEDULE I-3

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
1251 Avenue of the Americas
New York, NY 10020
Attn: Rolando Uy

Telephone:    201/413-8570
Telecopy:    201/521-2338

US BANK NATIONAL ASSOCIATION
400 City Center
Oshkosh, WI 54901
Attn: Wendee Hable

Telephone:    920/237-7367
Telecopy:    920/237-7993

GREENSTONE FARM CREDIT SERVICES, ACA
1760 Abbey Road
East Lansing, MI 48823
Attn: Amber Selle

Telephone:    517/324-0211
Telecopy:    517/318-1240

SCHEDULE I-4

SCHEDULE II

BORROWER AND GUARANTOR ADDRESSES

BORROWER:

BRINKER INTERNATIONAL, INC.
6820 LBJ Freeway
Dallas, Texas 75240

Attn:    General Counsel
Telephone:    972/980-9917
Telecopy:    972/770-9465

Copy to:     Chief Financial Officer
Telephone:    972/980-9917
Telecopy:    972/628-8722

GUARANTOR:

BRINKER RESTAURANT CORPORATION
6820 LBJ Freeway
Dallas, Texas 75240

Attn:        General Counsel
Telephone:    972/980-9917
Telecopy:    972/770-9465

Copy to:     Chief Financial Officer
Telephone:    972/980-9917
Telecopy:    972/628-8722

SCHEDULE II-1

SCHEDULE III

PERMITTED LIENS

Subsidiary	Amount	Description	Maturity
Brinker Restaurant Corporation	$41,643,561	Liens on assets acquired with respect to Capitalized Lease Obligations	Various dates through 2031

SCHEDULE III-1

SCHEDULE IV

AGREEMENTS RESTRICTING DIVIDENDS AND CERTAIN TRANSFERS

None.

SCHEDULE IV-1

SCHEDULE V

GAAP EXCEPTIONS

None.

SCHEDULE V-1

SCHEDULE VI

INVESTMENTS

Company	Amount	Description

Las Nuevas Delicias Gastronomicas, S. De R.L. De C.V.	$13,214,615	Mexico joint venture with CMR, S.A.B. de C.V.
Merchant Customer Exchange	$1,000,000	Investment in Merchant Customer Exchange

SCHEDULE VI-1

SCHEDULE VII

PERMITTED DEBT

Description	Amount
2.60% Notes due 2018 pursuant to the Indenture dated April 30, 2013, between Brinker International, Inc. and Wilmington Trust, National Association, as Trustee	$250,000,000
3.875% Notes due 2023 pursuant to the Indenture dated April 30, 2013, between Brinker International, Inc. and Wilmington Trust, National Association, as Trustee	$300,000,000
Capitalized Lease Obligations of Brinker Restaurant Corporation with various maturity dates through 2031	$41,643,561
Undrawn standby letters of credits	$32,086,000

SCHEDULE VII-1

SCHEDULE VIII
COMMITMENTS

Bank	Commitment
Bank of America, N.A.	$120,000,000.00
JPMorgan Chase Bank, N.A.	$120,000,000.00
Regions Bank	$120,000,000.00
Wells Fargo Bank, N.A.	$120,000,000.00
Compass Bank	$87,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$87,500,000.00
U.S. Bank National Association	$70,000,000.00
GreenStone Farm Credit Services, ACA	$25,000,000.00
Total	$750,000,000.00

SCHEDULE VIII-1